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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    This Agreement and Plan of Merger and Reorganization (this "Agreement") is made and entered into as of July 2, 2001 (the "Agreement Date") by and among Adaptec, Inc., a Delaware corporation ("Parent"), Pinehurst Acquisition Corporation, a Delaware corporation that is a wholly-owned subsidiary of Parent ("Sub"), and Platys Communications, Inc., a California corporation ("Company").

RECITALS

    A.  The parties intend that Company will be merged with and into Sub in a forward triangular merger (the "Merger"), all pursuant to the terms and conditions of this Agreement, an Agreement of Merger substantially in the form of Exhibit A attached hereto (the "Agreement of Merger") and applicable law. The parties also intend for the Merger to be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to be treated as a "purchase" transaction for accounting purposes.

    B.  The Boards of Directors of Parent and Sub, and Parent as the sole stockholder of Sub, have approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

    C.  The Board of Directors of Company has determined that the Merger is in the best interests of Company and its shareholders, has approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement and, accordingly, has determined to recommend that Company's shareholders adopt and approve this Agreement and approve the Merger.

    D.  Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of Ramkumar Jayam, Balaji Bakthavatchalam, Bhani Chandrupatla, Anil Kapatkar, Subbu Seetharaman, Srinivasan Venkataraman and Sivakumar Munnangi is entering into an employment and non-competition agreement substantially in the form of Exhibit B attached hereto (collectively, the "Employment and Non-Competition Agreements") with Company, to be effective as of the Effective Time.

    E.  Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the Company shareholders set forth on Exhibit C attached hereto (the "Core Company Shareholders") are executing and delivering to Parent: (i) a Voting Agreement substantially in the form of Exhibit D attached hereto whereby each shareholder will agree to irrevocably vote all shares of Company capital stock owned by such Company shareholder in favor of the Merger and the transactions contemplated by the Merger; and (ii) an Irrevocable Proxy substantially in the form of Exhibit D attached hereto.

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

    As used in this Agreement, the following terms have the meanings set forth below:

    1.1  "AAA Rules"  has the meaning given in Section 11.8(c).

    1.2  "Agreement of Merger"  has the meaning given in Recital A.

    1.3  "Alternative Transaction"  has the meaning given in Section 5.7.

    1.4  "Applicable Law"  means, collectively, all federal, state, local or foreign laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to the Company or to its assets, properties and business (and any regulations promulgated thereunder).

    1.5  "Balance Sheet"  has the meaning given in Section 3.8.

    1.6  "Balance Sheet Date"  has the meaning given in Section 3.8.

    1.7  "California Law"  means the California General Corporation Law.

    1.8  "Capital Change"  has the meaning given in Section 2.6.

    1.9  "Claim"  has the meaning given in Section 11.5.

    1.10  "Closing"  has the meaning given in Section 7.1.

    1.11  "Closing Cash Amount"  means the quotient obtained (rounded to the nearest whole cent, unless the fraction obtained is 0.5 in which event the quotient shall rounded up to the nearest whole cent) by dividing (a) the Closing Cash Consideration by (b) the Outstanding Capital Stock Number, with such quotient reduced as, and to the extent, set forth in Section 2.2.3(b).

    1.12  "Closing Cash Consideration"  means (a) fifty percent (50%) of the Shareholder Consideration minus (b) $15,000,000.

    1.13  "Closing Date"  has the meaning given in Section 7.1.

    1.14  "Closing Price Per Share"  means the closing price per share of Parent Common Stock reported on the Nasdaq National Market on the Closing Date.

    1.15  "Code"  has the meaning given in Recital A.

    1.16  "Company Ancillary Agreements"  means, collectively, the Agreement of Merger, each certificate to be delivered by Company or an officer or officers of Company at the Closing pursuant to Article 9 of this Agreement, and each other agreement (other than this Agreement) which Company is to enter into as a party thereto pursuant to this Agreement.

    1.17  "Company Benefit Arrangements"  has the meaning given in Section 3.16.5.

    1.18  "Company Business"  has the meaning given in Section 3.13.1.

    1.19  "Company Capital Stock"  means, collectively, the Company Common Stock and the Company Preferred Stock.

    1.20  "Company Certificates"  has the meaning given in Section 7.2.

    1.21  "Company Common Stock"  means the common stock, no par value per share, of Company.

    1.22  "Company Disclosure Letter"  has the meaning given in the introductory paragraph of Article 3.

    1.23  "Company Financial Statements"  has the meaning given in Section 3.8.

    1.24  "Company Insiders"  has the meaning given in Section 6.7.

    1.25  "Company IP Rights"  has the meaning given in Section 3.13.1.

    1.26  "Company IP Rights Agreements"  has the meaning given in Section 3.13.2.

    1.27  "Company-Licensed IP Rights"  has the meaning given in Section 3.13.1.

    1.28  "Company Material Agreements"  has the meaning given in Section 3.11.

    1.29  "Company Options"  means all outstanding options to purchase Company Common Stock, including all outstanding options granted under the Company Plan.

    1.30  "Company-Owned IP Rights"  has the meaning given in Section 3.13.1.

    1.31  "Company Participants"  has the meaning given in Section 6.6.

    1.32  "Company Plan"  means the Company's 1999 Incentive Stock Option Plan.

    1.33  "Company Preferred Stock"  means the Series A Preferred Stock, no par value per share, of Company.

    1.34  "Company Shareholder Approvals"  has the meaning given in Section 3.3.1.

    1.35  "Company Shareholders"  means the record holders of issued and outstanding Company Capital Stock immediately prior to the Effective Time as set forth on Schedule 3.4.1 of the Company Disclosure Letter.

    1.36  "Company Shareholders' Meeting"  has the meaning given in Section 5.12.

    1.37  "Company Warrant"  has the meaning given in Section 2.7.2.

    1.38  "Core Company Shareholders"  has the meaning given in Recital E.

    1.39  "Damages"  has the meaning given in Section 11.2.

    1.40  "Delaware Law"  means the Delaware General Corporation Law.

    1.41  "Department"  has the meaning given in Section 2.9.1.

    1.42  "Disclosure Statement"  has the meaning given in Section 2.9.1.

    1.43  "Dissenting Shares"  has the meaning given in Section 7.3.

    1.44  "Effective Time"  means the date and time on which the Merger first becomes legally effective under the laws of the State of Delaware and the State of California as a result of the filing with the Delaware Secretary of State and the California Secretary of State of the Agreement of Merger and any required related certificates pursuant to, and in conformity with, the requirements of Section 252 of Delaware Law and Section 1103 of California Law, or such later mutually acceptable date and time as may be specified in the Agreement of Merger.

    1.45  "Employment and Non-Competition Agreements"  has the meaning given in Recital D.

    1.46  "Encumbrance"  means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, restriction or collateral assignment (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of ownership of any asset).

    1.47  "Environmental Law"  has the meaning given in Section 3.21.2.

    1.48  "ERISA Affiliate"  has the meaning given in Section 3.16.5.

    1.49  "Excess Transaction Expenses"  has the meaning given in Section 12.7.

    1.50  "Exchange Act"  means the Securities Exchange Act of 1934, as amended.

    1.51  "Fairness Hearing"  has the meaning given in Section 2.9.1.

    1.52  "Fully Diluted Number"  means the aggregate number of shares of Company Common Stock, shares of Company Preferred Stock, Company Options, Company Warrants and any other option, warrant or other security exercisable or exchangeable for, or convertible into, Company capital stock (each, on a fully exercised and converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time; provided, however, that the shares of Company Capital Stock issuable upon conversion of the Notes and the New Options that are outstanding immediately prior to the Effective Time shall be excluded from the foregoing calculation.

    1.53  "GAAP"  means United States generally accepted accounting principles.

    1.54  "Governmental Authority"  means (a) any nation, state, county, city or other jurisdiction of any nature, (b) any federal, state, local, municipal, foreign or other government, or (c) any duly authorized body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    1.55  "Governmental Permits"  means permits, licenses and approvals from, and filings with, Governmental Authorities that are necessary for Company to conduct its present business without any violation of Applicable Law.

    1.56  "Hold-Back Cash Amount"  means the quotient obtained (rounded to the nearest whole cent, unless the fraction obtained is 0.5 in which event the quotient shall rounded up to the nearest whole cent) by dividing (a) the Hold-Back Cash Consideration by (b) the Outstanding Capital Stock Number.

    1.57  "Hold-Back Cash Consideration"  means $15,000,000, reduced as, and to the extent, set forth in Section 11.3.

    1.58  "Hold-Back Release Date"  means the first anniversary of the Effective Time.

    1.59  "HSR Act"  means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    1.60  "Indian Subsidiary"  means Platys Communications (India) Pvt. Limited.

    1.61  "Initial Merger Consideration"  means $150,000,000 less the amount of the Note Offset and any Excess Transaction Expenses.

    1.62  "Intellectual Property"  means, collectively, all worldwide intangible, industrial, proprietary and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, moral rights, copyright registrations and applications therefor, mask works, cell libraries, micro code, tapes, tape-outs and net lists rights and all registration and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers' notes, memoranda and records.

    1.63  "knowledge"  means, with respect to any party hereto, with respect to any fact, circumstance, event or other matter in question, that any of the officers or directors of such party has actual or deemed knowledge of such fact, circumstance, event or other matter after reasonable inquiry of such fact, circumstance, event or other matter. An individual will only be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of those Persons employed by Company, the Indian Subsidiary or Parent (as the case may be), and their respective subsidiaries, if any, charged with administrative or operational responsibility for such matter for such party.

    1.64  "Legal Requirements"  means any federal, state, local, foreign, municipal or other law, statute, constitution, resolution, ordinance, code, decree, rule, regulation or ruling issued, enacted, adopted, promulgated or implemented by or under the authority of any Governmental Authority.

    1.65  "Major Representations"  has the meaning given in Section 11.1.

    1.66  "Material Adverse Change"  or "Material Adverse Effect," when used with reference to any entity or group of related entities, means any event, change, circumstance or effect (regardless of whether or not such events or changes are inconsistent with the representations or warranties made by such party in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the financial condition, capitalization, properties, assets (including intangible assets), business, prospects, operations or results of operations of such entity and its subsidiaries, taken as a whole with its subsidiaries; provided, however, that in no event shall the following constitute, in and of itself or in combination with other changes or effects, a Material Adverse Change or a Material Adverse Effect: (i) a change in the price of the publicly traded stock of Parent, (ii) any event, change, circumstance or effect related to general economic conditions in the United States, (iii) any event, change, circumstance or effect related to any item listed in Schedule 1.66 to the Company Disclosure Letter or (iv) with respect to Company prospects, any event, change, circumstance or effect that is the direct result of a prospective customer of Company learning of the transactions contemplated hereunder. Solely for the purposes of the foregoing definition, "prospects" shall mean the status of the discussions and negotiations between Company and prospective customers of Company as such status has been represented to Parent by Company.

    1.67  "Material of Environmental Concern"  has the meaning given in Section 3.21.2.

    1.68  "Maximum Parent Share Number"  means the Maximum Stock Value Amount divided by the Closing Price Per Share.

    1.69  "Maximum Stock Value Amount"  means the Parent Share Number multiplied by an amount equal to the sum of the Signing Price Per Share plus $1.00.

    1.70  "Merger"  has the meaning given in Recital A.

    1.71  "Minimum Parent Share Number"  means the Minimum Stock Value Amount divided by the Closing Price Per Share.

    1.72  "Minimum Stock Value Amount"  means the Parent Share Number multiplied by an amount equal to the sum of the Signing Price Per Share minus $0.50.

    1.73  "New Options"  has the meaning given in Section 5.14.

    1.74  "Note"  means any promissory note issued by Company to Parent with respect to any loan or loans by Parent to Company pursuant to the terms of that certain Loan Agreement dated as of June 27, 2001 between Parent and Company.

    1.75  "Note Offset"  means the sum of (a) 100% of the outstanding principal amount, together with accrued but unpaid interest thereon, under all Notes issued by Company to Parent prior to the Agreement Date and (b) 50% of the outstanding principal amount, together with accrued but unpaid interest thereon, under all Notes issued by Company to Parent following the Agreement Date and prior to the Effective Time.

    1.76  "Option Allocation"  means the product of (a) the Share and Option Consideration multiplied by (b) the total number of Company Options and Company Warrants outstanding at the Effective Time excluding the New Options.

    1.77  "Option Conversion Number"  means a number, or fraction thereof, of shares of Parent Common Stock (calculated to the fourth decimal place) having a value, calculated on the basis of the Closing Price Per Share, equal to the Transaction Value Per Share.

    1.78  "Outstanding Capital Stock Number"  means the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time.

    1.79  "Parent Ancillary Agreements"  means, collectively, the Agreement of Merger, each certificate to be delivered by Parent or an officer or officers of Parent at the Closing pursuant to Article 8 of this Agreement and each agreement (other than this Agreement) which Parent is to enter into as a party thereto pursuant to this Agreement.

    1.80  "Parent Balance Sheet"  has the meaning given in Section 4.5.

    1.81  "Parent Common Stock"  means the common stock, $0.001 par value per share, of Parent.

    1.82  "Parent Disclosure Letter"  has the meaning given in the introductory paragraph of Article 4.

    1.83  "Parent Financials"  has the meaning given in Section 4.5.

    1.84  "Parent Plans"  has the meaning given in Section 6.6.

    1.85  "Parent Release Date"  has the meaning given in Section 11.1.

    1.86  "Parent Securities"  has the meaning given in Section 2.10.1.

    1.87  "Parent SEC Reports"  has the meaning given in Section 4.4.

    1.88  "Parent Share Number"  means that number of shares of Parent Common Stock equal to the quotient (calculated to the fourth decimal place) obtained by dividing (a) fifty percent of the Shareholder Consideration by (b) the Signing Price Per Share.

    1.89  "Permit"  has the meaning given in Section 2.9.1.

    1.90  "Person"  means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

    1.91  "Publicly Available Software"  has the meaning given in Section 3.13.5.

    1.92  "Release Date"  has the meaning given in Section 11.1.

    1.93  "Regulations"  has the meaning given in Section 3.7.1.

    1.94  "Representative"  has the meaning given in Section 11.4.

    1.95  "SEC"  means the Securities and Exchange Commission.

    1.96  "Section 16 Information"  has the meaning given in Section 6.7.

    1.97  "Securities Act"  means the Securities Act of 1933, as amended.

    1.98  "Securities Law"  has the meaning given in Section 2.9.1.

    1.99  "Share and Option Consideration"  means the quotient (calculated to the fourth decimal place) obtained by dividing (a) the Initial Merger Consideration by (b) the Fully Diluted Number.

    1.100  "Share Conversion Number"  has the meaning given in Section 2.2.2(a).

    1.101  "Shareholder Consideration"  means the Initial Merger Consideration less the Option Allocation.

    1.102  "Signing Price Per Share"  means the average of the closing prices per share of Parent Common Stock reported on the Nasdaq National Market during the fifteen consecutive trading days ending on the second trading day prior to the Agreement Date.

    1.103  "Sub Ancillary Agreements"  means, collectively, the Agreement of Merger and each certificate to be delivered by Sub or an officer or officers of Sub at the Closing pursuant to Article 8 of this Agreement.

    1.104  "Subsidiary"  of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

    1.105  "Surviving Corporation"  has the meaning given in Section 2.1.

    1.106  "Tax"  has the meaning given in Section 3.7.3.

    1.107  "Tax Return"  has the meaning given in Section 3.7.1.

    1.108  "Taxing Authority"  has the meaning given in Section 3.7.3.

    1.109  "Termination Date"  means October 31, 2001.

    1.110  "Transaction Value Per Share"  means an amount equal to the sum of (a) the value of the Share Conversion Number based on the Closing Price Per Share, (b) the Closing Cash Amount and (c) the Hold-Back Cash Amount.

    1.111  "Transferred"  has the meaning given in Section 2.10.1.

    Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 will have the meanings assigned to such terms in this Agreement.

ARTICLE 2
THE MERGER

    2.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and the Agreement of Merger and the applicable provisions of Delaware Law and California Law, at the Effective Time, Company shall be merged with and into Sub, the separate corporate existence of Company shall cease, and Sub shall continue as the surviving corporation of the Merger. The corporation surviving the Merger shall be referred to herein as the "Surviving Corporation."

    2.2  Conversion of Shares.

      2.2.1  Conversion of Sub Stock.  At the Effective Time, each share of common stock of Sub that is issued and outstanding immediately prior to the Effective Time shall continue to be outstanding as one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of common stock of Sub shall evidence ownership of such shares of common stock of the Surviving Corporation.

      2.2.2  Conversion of Company Capital Stock.  Subject to the terms and conditions of this Agreement, each share of Company Capital Stock held by a Company Shareholder that is issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, will, by virtue of the Merger and without the need for any further action on the part of the holder thereof

  (except as expressly provided herein), be canceled and extinguished and automatically converted into the right to receive:

        (a) at the Effective Time, that number of shares of Parent Common Stock determined in accordance with Section 2.2.3(a) below (the "Share Conversion Number");

        (b) at the Effective Time, the Closing Cash Amount; and

        (c) upon the Hold-Back Release Date, the Hold-Back Cash Amount, if any.

      The preceding provisions of this Section 2.2.2 are subject to the provisions of Section 2.3 (regarding the rights of holders of Dissenting Shares), Section 2.4 (regarding the elimination of fractional shares of Parent Common Stock), and Section 2.5 (regarding the continuation of vesting and repurchase rights).

      2.2.3  Calculation of Share Conversion Number and Closing Cash Consideration.

      (a) The Share Conversion Number shall be calculated as follows:

        (i)  Subject to subsections (ii) and (iii) below, the Share Conversion Number shall be the quotient (calculated to the fourth decimal place) obtained by dividing the Parent Share Number by the Outstanding Capital Stock Number.

        (ii) In the event that the Closing Price Per Share exceeds the Signing Price Per Share by more than $1.00, the Share Conversion Number shall be the quotient (calculated to the fourth decimal place) obtained by dividing the Maximum Parent Share Number by the Outstanding Capital Stock Number.

        (iii) In the event that the Closing Price Per Share is less than the Signing Price Per Share by more than $0.50, the Share Conversion Number shall be the quotient (calculated to the fourth decimal place) obtained by dividing the Minimum Parent Share Number by the Outstanding Capital Stock Number.

      (b) In the event that the Closing Price Per Share is less than the Signing Price Per Share, the amount of the Closing Cash Amount shall be reduced such that the sum of the Closing Cash Amount and the Hold-Back Cash Amount equals the product of the Share Conversion Number multiplied by the Closing Price Per Share.

    2.3  Dissenting Shares.  As more fully set forth in Section 7.3, holders of shares of Company Capital Stock who have complied with all requirements for perfecting shareholder dissenters' rights, as set forth in Section 1300 et seq. of California Law, shall be entitled to their rights under California Law with respect to such shares.

    2.4  Fractional Shares.  No fractional shares of Parent Common Stock will be issued in connection with the Merger. In lieu thereof, each holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 2.2.2, computed after aggregating all shares of Parent Common Stock to be received by such holder pursuant to Section 2.2.2, will instead receive from Parent, upon surrender of such holder's Company Certificates pursuant to Article 7, an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (a) the Closing Price Per Share by (b) the fraction of a share of Parent Common Stock that such holder would otherwise have been entitled to receive.

    2.5  Continuation of Vesting and Repurchase Rights.  If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are at the Effective Time unvested or are subject to a repurchase option (other than a right of first refusal) or any other condition providing that such shares may be forfeited to Company upon any termination of the shareholder's employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement, stock option agreement (including any stock option agreement under the Company Plan), any Employment and Non-Competition Agreement or other agreement with Company ("Unvested Company Shares"), then such repurchase option or other condition shall be assigned to Parent and the shares of Parent Common Stock issued upon the conversion of such Unvested Company Shares in the Merger will be unvested shares and will continue to be subject to the same repurchase options or conditions, as applicable, immediately following the Effective Time as the Unvested Company Shares for which such shares were exchanged were subject to immediately prior to the Effective Time. The certificates representing unvested shares of Parent Common Stock shall accordingly be marked with appropriate legends noting such repurchase options or other conditions. The Closing Cash Amount payable by Parent with respect to each Unvested Company Share pursuant to Section 2.2.2 shall be held back by Parent at the Closing and shall become payable, together with any Hold-Back Cash Amount, to the holder of such Unvested Company Share within five (5) business days of the date that the unvested share(s) of Parent Common Stock, that have been exchanged for such Unvested Company Share hereunder, become vested in accordance with the terms and conditions of the relevant Company agreement assigned to Parent hereunder with respect to such Unvested Company Share. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement, stock option agreement, Employment and Non-Competition Agreement or other agreement.

    2.6  Adjustments for Capital Changes.  Notwithstanding the provisions of Section 2.2, if Parent recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Parent Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Parent Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Parent Common Stock into the same or a different number of shares of other classes or series of Parent stock (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend or other distribution on its outstanding shares payable in shares of Parent Common Stock, in shares or securities convertible into shares of Parent Common Stock and/or other Parent equity securities (each, a "Capital Change"), at any time after the Agreement Date and prior to the Effective Time, then the Signing Price Per Share, the Closing Price Per Share, the Share Conversion Number and the Option Conversion Number will be appropriately adjusted.

    2.7  Company Options and Warrants.

      2.7.1  Company Options.  At the Effective Time, all Company Options will be assumed and substituted by Parent. Each Company Option so assumed and substituted by Parent shall be entitled, in accordance with the terms of such option immediately prior to the Effective Time, to purchase after the Effective Time that number of shares of Parent Common Stock determined by multiplying (a) the number of shares of Company Capital Stock subject to such Company Option at the Effective Time by (b) the Option Conversion Number. After the Effective Time, the exercise price for each such assumed and substituted Company Option will equal the exercise price of the Company Option immediately prior to the Effective Time divided by the Option Conversion Number. If the foregoing calculation results in an assumed and substituted option being exercisable for a fraction of a share or a fraction of a cent, then the number of shares of Parent Common Stock subject to such option will be rounded down to the nearest whole number and the exercise price of such option will be rounded up to the nearest cent. To the extent permitted by applicable law, the term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms of the Company Options will otherwise be unchanged. Continuous employment with Company will be credited to an optionee for purposes of determining the number of shares that are vested after the Effective Time. Parent will cause the Parent Common Stock issued upon exercise of the assumed and substituted Company Options to be registered on a Form S-8 registration statement with the SEC no later than fifteen days after the Effective Time, which Form S-8 will be immediately effective upon the filing thereof with the SEC, and Parent will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed and substituted Company Options remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise thereof.

      2.7.2  Company Warrants.  At the Effective Time, each outstanding warrant to purchase shares of Company Capital Stock (each a "Company Warrant"), whether or not exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company capital stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Option Conversion Number, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Option Conversion Number, rounded up to the nearest whole cent.

    2.8  Effects of the Merger.  At and upon the Effective Time:

      (a) The Certificate of Incorporation of the Surviving Corporation shall be substantially in the form of the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time; provided, however, that, as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: "The name of the corporation is "Platys Communications, Inc.";

      (b) the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation immediately after the Effective Time;

      (c) each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time will be converted as provided in this Article 2;

      (d) each Company Option that is issued and outstanding immediately prior to the Effective Time will be assumed and converted as provided in this Article 2;

      (e) each Company Warrant that is issued and outstanding immediately prior to the Effective Time will be assumed as provided in this Article 2;

      (f)  each share of common stock of Sub that is issued and outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of the Surviving Corporation;

      (g) the officers of the Surviving Corporation immediately after the Effective Time will be those individuals who were the officers of Sub immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately prior to the Effective Time;

      (h) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be the members of the Board of Directors of Sub immediately prior to the Effective Time; and

      (i)  the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

    2.9  Fairness Hearing; S-3 Registration Alternative.

      2.9.1  Fairness Hearing.  The Parent Common Stock to be issued in the Merger will, subject to Section 2.9.2 below, be qualified by a permit (the "Permit") issued under Section 25121 of the California Corporate Securities Law of 1968 (the "Securities Law") after a fairness hearing (the "Fairness Hearing") to be held as soon as possible before the California Commissioner of Corporations pursuant to Section 25142 of the Securities Law and shall thereby be an exempt transaction under Section 3(a)(10) of the Securities Act. Within 15 business days of the execution of this Agreement, Parent shall prepare and file with the California Department of Corporations (the "Department") a permit for qualification of the Parent Common Stock to be issued in the Merger and an application for a Fairness Hearing together with the disclosure statement included therein (the "Disclosure Statement") and any other documents required by the Securities Law, in connection with the Merger. Parent shall use its best efforts to have the Permit issued under the Securities Law as promptly as practicable after such filing, provided that Parent will have no obligation to change any provision of its Certificate of Incorporation or Bylaws, or to make any change in its rights and obligations with respect to its securities or its security holders in order to obtain the Permit. Parent shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Parent Common Stock in the Merger.

      2.9.2  S-3 Registration Alternative.  If Parent is unable to obtain the Permit, the shares of Parent Common Stock to be issued to the Company Shareholders in the Merger as provided in Section 2.2.2 shall be issued pursuant to an exemption or exemptions from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and the exemption from qualification under the laws of the State of California and other applicable state securities laws. In such event, within 15 days of the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-3 (the "S-3") with respect to the shares of Parent Common Stock issued to the Company Shareholders at the Effective Time for an offering to be made on a continuous basis pursuant to Rule 415 and will use its best efforts to cause the S-3 to become effective as soon as practicable after such filing. Parent will use its best efforts to keep the S-3 continuously effective under the Securities Act for a period of eighteen (18) months following the date that the S-3 is declared effective by the SEC, subject to any requirement that Parent amend the S-3 from time to time in order the cause the prospectus therein to remain current.

    2.10  Market Standoff.

      2.10.1Without any further action by the holders of the Company Capital Stock, the receipt of shares of Parent Common Stock by each such holder pursuant to the terms and conditions of this Agreement shall be deemed to be an acknowledgement and agreement by such holder that the shares of Parent Common Stock, the options to purchase shares of Parent Common Stock that such holder receives pursuant to the Merger, if any, and the shares of Parent Common Stock issuable upon exercise of such options (collectively, the "Parent Securities"), may not be sold or otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of, (collectively, "Transferred"), directly or indirectly, in any manner, except in accordance with the following terms and conditions: (i) thirty-three percent (33%) of the Parent Securities held by each such holder and their permitted transferees may be Transferred at any time after the Effective Time; (ii) an additional thirty-three percent (33%) of the Parent Securities held by such holders and their permitted transferees may be Transferred at any time after the 90-day anniversary of the Effective Time; and (iii) an additional thirty-three percent (33%) of the Parent Securities held by such holders and their permitted transferees may be Transferred at any time after the 180-day anniversary of the Effective Time. The certificates representing the shares of Parent Securities shall accordingly be marked with appropriate legends noting such market standoff restrictions.

      2.10.2 Notwithstanding the provisions of Section 2.10.1, a holder of Parent Securities may gift such securities, Transfer such securities to a trust where such holder, his or her spouse and/or his or her children are the sole beneficiaries, or distribute such securities to its partners; provided, however, that in each case, the transferee of the Parent Securities agrees in writing to be bound by the terms of this Section 2.10.

    2.11  Tax Consequences.  The parties intend that the Merger shall constitute a "reorganization" with the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations and agrees to use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including reporting the Merger for federal and state income tax purposes in a manner consistent with such characterization. However, Parent makes no representations or warranties to Company or to any Company Shareholder or other holder of Company securities regarding the tax treatment of the Merger, whether the Merger will qualify as a tax-free plan of reorganization under the Code, or any of the tax consequences to Company or to any Company Shareholder or other holder of Company securities of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and Company and the Company Shareholders acknowledge that Company and the Company Shareholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

    2.12  Purchase Accounting.  The parties intend that the Merger be treated as a purchase for accounting purposes.

    2.13  Further Assurances.  If, at any time before or after the Effective Time, Parent believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, the Surviving Corporation and their respective officers and directors will execute and deliver all such proper instruments, deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company hereby represents and warrants to Parent that, except as set forth in the letter addressed to Parent from Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Company to Parent concurrently herewith (the "Company Disclosure Letter"), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date.

    3.1  Organization and Good Standing.  Company is a corporation duly organized, validly existing and in good standing under the laws of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. The Indian Subsidiary is a corporation duly organized and validly existing under the laws of India, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Each of Company and the Indian Subsidiary is duly qualified or licensed to do business and, in the case of Company is in good standing, in each jurisdiction where the properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on Company.

Company has made available to Parent true and complete copies of the Articles of Incorporation and Bylaws or equivalent charter documents of Company and the Indian Subsidiary, as currently in full force and effect. Neither Company nor the Indian Subsidiary is in violation of its Articles of Incorporation or Bylaws or equivalent charter documents, as applicable.

    3.2  Subsidiaries.  Company owns all of the issued and outstanding capital stock of the Indian Subsidiary free and clear of all Encumbrances. Other than the Indian Subsidiary, Company does not have any Subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Neither Company nor the Indian Subsidiary is obligated, nor bound by any agreement or obligation, to make any investment in or capital contribution in or on behalf of any other entity. Schedule 3.2 to the Company Disclosure Letter sets forth the number of issued and outstanding securities of the Indian Subsidiary, the names of the holders thereof and the number of securities held by each such holder.

    3.3  Power, Authorization and Validity.

      3.3.1  Power and Authority.  Subject to the approval of the holders of a majority of the outstanding shares entitled to vote on this Agreement and the Merger of (i) the Company Common Stock, (ii) the Company Common Stock and the Company Preferred Stock voting together as a single class on an as converted to common stock basis, and (iii) the Company Preferred Stock voting as a single class (collectively, the "Company Shareholder Approvals"), the Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and all Company Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Company. The Core Company Shareholders have executed and delivered the Voting Agreements agreeing to vote in favor of the Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, which votes are sufficient to provide each of the Company Shareholder Approvals.

      3.3.2  No Consents.  No consent, approval, order, authorization from, or registration, declaration or filing with, any Governmental Authority, or any other Person or entity, governmental or otherwise (including any consent, approval, order, authorization, registration, declaration or filing pursuant to the HSR Act) is necessary or required to be made or obtained by Company or the Indian Subsidiary to enable Company to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the Company Ancillary Agreements, and for Company to consummate the Merger except (a) the filing of the Agreement of Merger with each of the Delaware Secretary of State and the California Secretary of State, (b) such other filings, if any, as may be required in order for Company to comply with applicable federal and state securities laws and (c) consents required under contracts disclosed in Schedule 3.5 to the Company Disclosure Letter as exceptions to the representation made in Section 3.5 below.

      3.3.3  Enforceability.  This Agreement has been duly and validly executed and delivered by Company. Assuming the due authorization, execution and delivery by Parent and Sub, this Agreement and each of the Company Ancillary Agreements are, or when executed by Company will be, legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

    3.4  Capitalization of Company.

      3.4.1  Outstanding Securities.  As of the Agreement Date, the authorized capital stock of Company consists entirely of: (a) 30,000,000 shares of Company Common Stock, of which a total of 7,697,737 shares are issued and outstanding; and (b) 6,450,000 shares of Company Preferred Stock, of which 6,449,997 shares are issued and outstanding. The numbers of issued and outstanding shares of Company Common Stock and Company Preferred Stock held by each of the Company Shareholders as of the Agreement Date are set forth in Schedule 3.4.1 to the Company Disclosure Letter. Except as expressly set forth in Schedule 3.4.1 to the Company Disclosure Letter, no shares of Company Common Stock or Company Preferred Stock are issued or outstanding. Company holds no treasury shares. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. As of the Agreement Date, an aggregate of 5,250,000 shares of Company Common Stock are reserved and authorized for issuance pursuant to the Company Plan, of which options to purchase a total of 2,599,400 shares of Company Common Stock are outstanding as of the Agreement Date. As of the Agreement Date, there is a Company Warrant to purchase 51,030 shares of Company Preferred Stock at an exercise price of $1.92, which Company Warrant will terminate at the Effective Time unless earlier exercised. Schedule 3.4.1 to the Company Disclosure Letter lists for each Person who holds Company Options, the name of the holder of each such Company Option, the exercise price for each such Company Option, the number of shares or other securities covered by each such Company Option, the exercisability of each such Company Option, the vesting schedule and the extent each such Company Option is vested as of the Agreement Date. Schedule 3.4.1 to the Company Disclosure Letter lists for each Person who holds Unvested Company Shares as of the Agreement Date, the name of the holder of each such Unvested Company Share, the number of such Unvested Company Shares and the vesting schedule. True and complete copies of the standard form option grant, option exercise and stock purchase agreements used under the Company Plan and each agreement for each Company Option and each stock purchase award granted under the Company Plan that does not conform to the relevant standard agreement under the Company Plan have been delivered by Company to Parent. The vesting or exercisability (or any other material terms) of any Company Option or Unvested Company Share, except as set forth in Schedule 3.4.1 to the Company Disclosure Letter, will not accelerate or otherwise change as a result of the execution and delivery of this Agreement or the consummation of the Merger or the transactions contemplated hereby or the occurrence of any subsequent event (such as the termination of employment of the option holder or shareholder following the consummation of the Merger). The terms of the Company Plan permit the assumption of the Company Options as provided in this Agreement, without the consent or approval of the holders of the Company Options. No Company Options have been granted or are outstanding except under and pursuant to the Company Plan.

      3.4.2  Valid Issuance.  All issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by Company in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments. All shares of Company Common Stock subject to issuance under Company Options, upon issuance in compliance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding Company Options have been issued and granted in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments, and are not subject to any right of rescission.

      3.4.3  No Other Options, Warrants or Rights.  Other than as set forth in Sections 3.4.1 and 3.4.2 and other than, when issued, the New Options, there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Company's capital stock or obligating Company to grant, issue or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares of Company's capital stock. There are no declared dividends accrued but unpaid with respect to Company's outstanding securities.

      3.4.4  No Voting Arrangements or Registration Rights.  Except as contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of Company's outstanding capital stock or any Company Options or to the conversion of any shares of Company's capital stock in the Merger pursuant to any agreement or obligation to which Company is a party or, to Company's knowledge, pursuant to any other agreement or obligation. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

    3.5  No Conflict.  Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements by Company, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under (i) any provision of the Articles of Incorporation or Bylaws of Company, or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.3.2 have been obtained and all filings and obligations described in Section 3.3.2 have been made, any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Company or the Indian Subsidiary or any of the material assets or properties of Company or the Indian Subsidiary in any material respect, or (b) other than the Company Shareholder Approvals, require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party to ensure that, following the Effective Time, any material agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding, binding commitment, instrument (including any note, bond, mortgage or indenture), lease, license, permit, franchise, assignment, transaction or obligation to which the Company or the Indian Subsidiary is a party, or by which Company or the Indian Subsidiary or any of their respective material assets or properties are bound or affected, in order to continue to be in full force and effect without any breach or violation thereof. Neither Company's entering into this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.

    3.6  Litigation.  There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Company or the Indian Subsidiary (or against any officer, director, employee or agent of Company or the Indian Subsidiary in their capacity as such or relating to their employment, services or relationship with Company or the Indian Subsidiary) before any court, Governmental Authority or arbitrator, nor, to Company's knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against Company or the Indian Subsidiary. To Company's knowledge, there is no reasonable basis for any Person to assert a claim against Company or the Indian Subsidiary based upon: (a) Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; or (b) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of Company or any rights as a Company shareholder, including any option, warrant or preemptive rights or rights to notice or to vote, other than the rights of the Company Shareholders with respect to the Company Common Stock and Company Preferred Stock shown as being owned by such Persons on Schedule 3.4.1 to the Company Disclosure Letter and the rights of holders of Company Options shown as being owned by such Persons on Schedule 3.4.1 to the Company Disclosure Letter.

    3.7  Taxes.

      3.7.1 Each of Company and the Indian Subsidiary has timely filed all material federal, state, local and foreign Tax returns and reports, including any information returns and reports ("Tax Returns"), required to be filed by it, has timely paid all Taxes required to be paid by it for which payment is due (except to the extent that an accrual or reserve for such Taxes has been reflected in accordance with GAAP on the Balance Sheet) and has established an adequate accrual or reserve for the payment of all Taxes payable since inception (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Balance Sheet and in any more recent balance sheet of Company provided by Company to Parent on or before the Agreement Date). All such Tax Returns are true, correct and complete in all material respects, and Company has provided Parent with true and correct copies of such Tax Returns and reports. To Company's knowledge, no deficiencies for any Tax have been threatened, claimed, proposed or assessed against Company or the Indian Subsidiary. Neither Company nor the Indian Subsidiary has received any written notification from the Internal Revenue Service or any other Taxing Authority regarding any issues that: (a) are currently pending before the Internal Revenue Service or any other Taxing Authority (including, but not limited to, any sales or use Tax Authority) regarding Company or the Indian Subsidiary, or (b) have been raised by the Internal Revenue Service or any other Taxing Authority and not yet finally resolved. To Company's knowledge, no Tax Return of Company or the Indian Subsidiary is under audit by the Internal Revenue Service or any other Taxing Authority and all past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Taxing Authority conducting such audits, and all Taxes and any penalties or interest determined by such audits to be due from Company or the Indian Subsidiary have been paid in full to the applicable Taxing Authorities. No Tax liens are currently in effect against any material assets of Company or the Indian Subsidiary other than liens which arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by Company or the Indian Subsidiary of any statute of limitations with respect to any Taxes or extension of time for filing any Tax Return which has not been filed; and neither Company nor the Indian Subsidiary has consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any taxing authority. Company is not a "personal holding company" within the meaning of the Code. Company has not filed any election under Section 341(f) of the Code. Company has withheld all Taxes, including, but not limited to, federal and state income Taxes, FICA, Medicare, FUTA and other Taxes, required to be withheld, and paid such withheld amounts or promptly reserved and set aside such withheld amounts for timely payment to the appropriate Taxing Authority within the time prescribed by law. Since its inception, Company has not been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the "Regulations"), and Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Regulations. The Company neither is a party to nor has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement. The Company has never been involved in a distribution, either as a distributing corporation or a controlled corporation, in a transaction qualifying under Section 355 of the Code.

      3.7.2 No benefit payable or which may become payable by Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement or the Agreement of

  Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

      3.7.3 For the purposes of this Section 3.7, the terms "Tax" and "Taxes" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, capital duty, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or similar assessments (whether payable directly or by withholding), and, with respect to any such Taxes, any estimated Tax, interest, fines and penalties or additions to Tax and interest on such fines, penalties and additions to Tax, imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any Tax.

    3.8  Company Financial Statements.  Attached to Schedule 3.8 of the Company Disclosure Letter are unaudited consolidated balance sheets of Company as of December 31, 1999 and 2000 and an unaudited consolidated balance sheet of the Company dated May 31, 2001 and Company's unaudited consolidated statements of operations and statements of cash flows for the years ended December 31, 1999 and 2000, and Company's unaudited consolidated statement of operations and statement of cash flows for the five month period ended May 31, 2001 (all such financial statements of Company and any notes thereto are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements: (a) are derived from and are in accordance with the books and records of Company; (b) fairly present the financial condition of Company at the dates therein indicated and the results of operations for the periods therein specified; and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for any absence of notes thereto. The unaudited balance sheet of the Company as of May 31, 2001 (the "Balance Sheet Date") included in the Company Financial Statements is hereinafter referred to as the "Balance Sheet." The Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which is required to be set forth in the Company Financial Statements under GAAP except for those (i) disclosed in the Company Financial Statements, (ii) that may have been incurred after the Balance Sheet Date in the ordinary course of the Company's business consistent with its past practices, and (iii) which are, individually or in the aggregate, not material to the business, results of operations or financial condition of the Company. All reserves established by Company that are set forth in or reflected in the Balance Sheet are adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

    3.9  Title to Assets and Properties.  Each of Company and the Indian Subsidiary has good and marketable title to (or in the case of assets or properties that are leased or licensed, Company has an enforceable leasehold or license interest in) all of its assets and properties free and clear of all Encumbrances, other than liens for current taxes that are not yet due and payable and except for liens which in the aggregate do not secure more than $100,000 in liabilities. All machinery, vehicles, equipment and other material tangible personal property owned or leased by Company or the Indian Subsidiary are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company or the Indian Subsidiary is a party are fully effective in accordance with their respective terms and afford Company or the Indian Subsidiary, as the case may be, peaceful and undisturbed possession of the subject matter of the lease. Neither Company nor the Indian Subsidiary is in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Company nor the Indian Subsidiary received any notice of violation of law from a Governmental Authority with which it has not complied. Neither Company nor the Indian Subsidiary owns any real property. Schedule 3.9 to the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company and the Indian Subsidiary with an individual value of $100,000 or greater.

    3.10  Absence of Certain Changes.  Since May 31, 2001, each of Company and the Indian Subsidiary has operated its respective business in the ordinary course consistent with its past practice, and since such date there has not occurred:

      (a) any Material Adverse Change;

      (b) any amendment or change in Company's Articles of Incorporation or Bylaws or the equivalent charter documents of the Indian Subsidiary;

      (c) any incurrence, creation or assumption by Company or the Indian Subsidiary of (i) any Encumbrance on any of the material assets or properties of Company or the Indian Subsidiary, (ii) any obligation or liability or any indebtedness for borrowed money in excess of $5,000, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

      (d) any grant or issuance of any options, warrants or other rights to acquire any debt or equity securities from Company, except as described in Sections 3.4.1 and 3.4.2, or any other offer, issuance or sale by Company of any debt or equity securities of Company;

      (e) any acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company's capital stock, or any acceleration or release of any right to repurchase shares of Company's capital stock upon the shareholder's termination of employment or services with Company;

      (f)  any payment or discharge by Company or the Indian Subsidiary of any liability of Company or Indian Subsidiary or Encumbrance on any asset or property of Company or the Indian Subsidiary of an amount in excess of $100,000 for any liability or Encumbrance;

      (g) any purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the material assets (including intangible assets), properties or goodwill of Company or the Indian Subsidiary other than in the ordinary course of business consistent with past practice;

      (h) any material damage, destruction or loss of any material property or material asset of Company or the Indian Subsidiary, whether or not covered by insurance;

      (i)  any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, or any split, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company;

      (j)  any change or increase in the compensation, including severance compensation, payable or to become payable to any of the officers, directors or employees of Company or the Indian Subsidiary or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents, except in connection with normal employee salary or performance reviews and except as contemplated in this Agreement;

      (k) any hires, resignations, terminations, promotions or demotions of any officers, directors or key personnel of Company or the Indian Subsidiary;

      (l)  any liability incurred by Company or the Indian Subsidiary to any of its officers, directors or shareholders in excess of $5,000, except for normal and customary compensation and expense allowances payable to officers;

      (m) the making by Company or the Indian Subsidiary of any loan, advance or capital contribution to, or any investment in, any firm or business enterprise in which, to Company's knowledge, any officer, director or shareholder of Company or the Indian Subsidiary had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

      (n) any entering into, amendment of, relinquishment, termination or non-renewal by Company or the Indian Subsidiary of any material contract, lease, transaction, commitment or other right or obligation; or any written or, to Company's knowledge, oral indication or assertion by the other party thereto of any material problems with Company's or the Indian Subsidiary's services or performance under such contract, lease, transaction, commitment or other right or obligation or of such other party's desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

      (o) any material change in the manner in which Company or the Indian Subsidiary extends discounts, credits or warranties to customers or otherwise deals with its customers;

      (p) the entering into by Company or the Indian Subsidiary of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company or the Indian Subsidiary that involves in excess of $100,000 other than in the ordinary course of business consistent with past practice;

      (q) any license, transfer or grant of a right under any Company IP Rights; or

      (r) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or the Indian Subsidiary or any material revaluation by Company or the Indian Subsidiary of any of its material assets.

    3.11  Contracts and Commitments/Licenses and Permits.  Schedule 3.11(a) through (k) to the Company Disclosure Letter sets forth a list of each of the following to which Company or the Indian Subsidiary is a party or to which Company or the Indian Subsidiary or any of their material assets or properties is bound:

      (a) any contract or agreement providing for payments (whether fixed, contingent or otherwise) by or to Company, or by or to the Indian Subsidiary, in an aggregate amount of $100,000 or more;

      (b) any contract providing for the development of any software, content, technology or intellectual property for (or for the benefit or use of) Company or the Indian Subsidiary, or providing for the purchase or license of any software, content, technology or intellectual property to (or for the benefit or use of) Company or the Indian Subsidiary, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by Company or the Indian Subsidiary to be used or incorporated) in connection with any aspect or element of any product, service or technology of Company or the Indian Subsidiary (other than software generally available to the public at a per copy license fee of less than $1,000 per copy);

      (c) any joint venture or partnership contract or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

      (d) any contract or commitment for or relating to the employment of any officer, employee or consultant of Company or the Indian Subsidiary or any other type of contract or understanding with any officer, employee or consultant of Company or the Indian Subsidiary that is not immediately terminable by Company or the Indian Subsidiary without cost or other liability;

      (e) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money or extension of a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

      (f)  any lease or other agreement under which Company or the Indian Subsidiary is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

      (g) any agreement that restricts Company or the Indian Subsidiary from engaging in any aspect of its business; from participating or competing in any line of business or market; from freely setting prices for products, services or technologies of Company or the Indian Subsidiary (including, but not limited to, most favored customer pricing provisions); from engaging in any business in any market or geographic area; or from soliciting potential employees, consultants, contractors or other suppliers or customers;

      (h) any Company IP Rights Agreement;

      (i)  any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or the Indian Subsidiary or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those agreements conforming to the standard agreement under the Company Plan;

      (j)  any contract with or commitment to any labor union; and

      (k) any Governmental Permit.

    A true and complete copy of each agreement or document required by these subsections (a) through (k) of this Section to be listed on Schedule 3.11 to the Company Disclosure Letter (such agreements and documents being hereinafter collectively referred to as the "Company Material Agreements") and a copy of each Governmental Permit required by subsection (k) of this Section to be listed on Schedule 3.11 to the Company Disclosure Letter has been delivered to Parent's legal counsel. Each Company Material Agreement is valid and in full force and effect.

    3.12  No Default; No Restrictions.

      (a) Neither Company nor the Indian Subsidiary, as applicable, is, nor to the Company's knowledge is any other party, in breach or default under any Company Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Material Agreement, or (ii) to Company's knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Company Material Agreement, (B) the right to a rebate, chargeback, penalty or change in delivery schedule under any Company Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company under any Company Material Agreement, or (D) the right to cancel, terminate or modify any Company Material Agreement. Neither Company nor the Indian Subsidiary has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement. Neither Company nor the Indian Subsidiary has any liability for renegotiation of government contracts or subcontracts, if any.

      (b) Neither Company nor the Indian Subsidiary is a party to, and no asset or property of Company or the Indian Subsidiary is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, Company or the Indian Subsidiary or, following the Effective Time, the Surviving Corporation or Parent, from freely engaging in any business now conducted or contemplated by Company or the Indian Subsidiary or from competing anywhere in the world

  (including any contracts, covenants or agreements restricting the geographic area in which Company or the Indian Subsidiary may sell, license, market, distribute or support any products or technology or provide services; or restricting the markets, customers or industries that Company or the Indian Subsidiary may address in operating its business; or restricting the prices which Company or the Indian Subsidiary may charge for its products or technology or services), or includes any grants by Company or the Indian Subsidiary of exclusive rights or licenses.

    3.13  Intellectual Property.

      3.13.1 Each of Company and the Indian Subsidiary (i) owns and has independently developed, or (ii) has the valid right or license under, any and all Intellectual Property necessary or required in the conduct of the business of Company and the Indian Subsidiary as presently conducted; and (iii) owns and has independently developed, or (iv) has the valid right or license under, any and all Intellectual Property necessary or required to develop, manufacture, distribute and market NorthStar 1.0 and Vega 1.0 (as defined below) (such Intellectual Property being hereinafter collectively referred to as the "Company IP Rights"). No third-party confidential information received by Company pursuant to any license agreement or non-disclosure agreement is necessary or required to operate the business of the Company as presently conducted or to develop, manufacture, distribute and market NorthStar 1.0 and Vega 1.0. As used in this Agreement, "Vega 1.0" shall mean Vega 1.0 and all associated circuits, boards and software. As used in this Agreement, "NorthStar 1.0" shall mean NorthStar 1.0 and all associated circuits, boards and software. As used in this Agreement, "Company-Owned IP Rights" means Company IP Rights which are owned or exclusively licensed to Company; and "Company-Licensed IP Rights" means Company IP Rights which are not Company-Owned IP Rights.

      3.13.2 Neither the execution, delivery or performance of this Agreement, the Agreement of Merger, or the consummation of the Merger and the other transactions contemplated by this Agreement and/or by Company Ancillary Agreements will, in accordance with their terms: (a) constitute a material breach of or material default under any written instrument, contract, license or other agreement licensing, transferring or assigning any Company IP Right to or from Company or the Indian Subsidiary (collectively, the "Company IP Rights Agreements") to which Company or the Indian Subsidiary is a party; (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (c) materially impair the rights of Company or the Indian Subsidiary or the Surviving Corporation under any Company IP Right. Schedule 3.13.2 of the Disclosure Letter sets forth all royalties, honoraria, fees or other payments owed to any third Person as a result of Company's or the Indian Subsidiary's exercise, licensing and acquisition of Company IP Rights. No additional royalties, honoraria, fees or other payments will become payable as a result of the consummation of the transactions contemplated by this Agreement.

      3.13.3 No product ever sold or licensed before the Effective Time by Company or the Indian Subsidiary to any Person infringes or misappropriates any Intellectual Property right of any other Person. Neither NorthStar 1.0 nor Vega 1.0 infringe or misappropriate any Intellectual Property right of any other Person, and nor will the manufacture, distribution or marketing of NorthStar 1.0 or Vega 1.0 as they exist at the Effective Time. There is no pending or, to the knowledge of the Company or the Indian Subsidiary, threatened, claim or litigation contesting the validity, ownership or right of Company or the Indian Subsidiary to exercise any Company IP Right. Neither Company nor the Indian Subsidiary has received any notice asserting that the businesses or any product of the Company or the Indian Subsidiary, or the development, manufacture, distribution or marketing of NorthStar 1.0 or Vega 1.0, conflicts or will conflict with the rights of any other Person.

      3.13.4 Neither Company nor the Indian Subsidiary has taken or failed to take any action that, to Company's knowledge, has caused or will cause any Company IP Right to enter the public domain. To Company's knowledge, all use, disclosure or appropriation by Company and the Indian Subsidiary of material confidential or proprietary information that constitutes Company IP Rights has been pursuant to the terms of a written agreement between Company and the owner of such information, or is otherwise lawful.

      3.13.5 Except as set forth in Schedule 3.13.5 of the Disclosure Letter, no material portion of any software that embodies or reflects any Company IP Right constitutes Publicly Available Software. As used in this Section 3.13, "Publicly Available Software" means each of (i) any software that contains, or is derived in any manner from, any software that is distributed as open source software (e.g. Linux); (ii) any software that requires as a condition of use, modification and/or distribution of such software that other software distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge; and (iii) software licensed or distributed under any of the following: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (B) The Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL).

      3.13.6 To the knowledge of Company, no current employee, consultant or independent contractor of Company or the Indian Subsidiary: (a) is in material violation of any material term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement or non-competition agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, Company or the Indian Subsidiary, or by virtue of using trade secrets or proprietary information of others without permission; or (b) has developed any material technology, software or other copyrightable, patentable, or otherwise proprietary work for Company or the Indian Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such material technology, software or other copyrightable, patentable or otherwise proprietary work. To Company's knowledge, neither Company nor the Indian Subsidiary has violated any provisions of agreements with third parties prohibiting the solicitation of employees, consultants, or independent contractors.

      3.13.7 Each of Company and the Indian Subsidiary has taken all commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of Company's confidential information, and, to Company's knowledge, to preserve all Company's and the Indian Subsidiary's interests in Company IP Rights. All officers, employees and consultants of Company and the Indian Subsidiary having access to material proprietary or confidential information of Company or the Indian Subsidiary have entered into a form of non-disclosure and Intellectual Property assignment agreement with Company or the Indian Subsidiary, and copies of all such agreements have been delivered to Parent's counsel. Each of Company and the Indian Subsidiary has secured valid written assignments from all of Company's and the Indian Subsidiary's consultants, contractors and employees who were materially involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that Company or the Indian Subsidiary does not already own by operation of law. To Company's knowledge, no current or former employee, officer, director, consultant or independent contractor of Company or the Indian Subsidiary has any right, license, claim or interest whatsoever in or with respect to any material Company IP Rights.

      3.13.8 Schedule 3.13.8 to the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of Company or the Indian Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority; and (ii) all worldwide applications by or on behalf of Company or the Indian Subsidiary for registrations of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses filed with any Governmental Authority. All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, mask works and copyrights held by Company or the Indian Subsidiary are valid, enforceable and subsisting and Company or the Indian Subsidiary, as the case may be, is the record owner thereof.

      3.13.9 Schedule 3.13.9 to the Company Disclosure Letter contains a true and complete list of (i) all licenses, sublicenses, assignments and other Encumbrances currently in force or in effect as to which Company or the Indian Subsidiary is a party and pursuant to which any Person or entity is authorized to use or has an ownership or security interest in any Company IP Rights, and (ii) all licenses and sublicenses currently in force as to which Company or the Indian Subsidiary is a party and pursuant to which Company or the Indian Subsidiary is authorized to use any third party Intellectual Property.

      3.13.10 To Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of Company or the Indian Subsidiary. Neither Company nor the Indian Subsidiary has agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any product or service of Company or the Indian Subsidiary that has been sold, licensed or leased to third parties.

      3.13.11 To Company's knowledge, all products manufactured, sold or licensed by Company or the Indian Subsidiary to customers and all services provided by Company or the Indian Subsidiary to customers on or prior to the date hereof conform in all material respects to applicable express contractual commitments, warranties and product specifications provided to customers in written contracts, and has received no claims by customers that any such products or services to not meet such contractual commitments, warranties or specifications.

      3.13.12 No government funding and no facilities of a university, college, other educational institution or research center were used in the development of the technology owned by the Company or the Indian Subsidiary. To Company's knowledge, no current or former employee, consultant or independent contractor of Company or the Indian Subsidiary, who was materially involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed related or similar services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also concurrently performing services for Company or the Indian Subsidiary.

      3.13.13 Neither Company nor Indian Subsidiary has licensed, assigned, transferred or disclosed to third parties source code authored or developed by or for Company or Indian Subsidiary less than one year prior to the date hereof and found in Vega 1.0 or NorthStar 1.0, other than to Company employees who have entered written non-disclosure agreements with Company.

    3.14  Compliance with Laws.

      3.14.1 Each of Company and the Indian Subsidiary has materially complied, and is now and at the Closing Date will be in material compliance with, all Applicable Law. Each of Company and the Indian Subsidiary holds all valid licenses and other governmental permits that are necessary or legally required to be held by it to conduct its business as presently conducted, except where the failure to hold such license or permit could not constitute a Material Adverse Effect.

      3.14.2 Each of Company and the Indian Subsidiary holds all Governmental Permits, and all such Governmental Permits are in full force and effect. Neither Company nor the Indian

  Subsidiary has received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

      3.14.3 Neither Company nor the Indian Subsidiary nor any director, officer or, to the Company's knowledge, any agent or employee of Company or the Indian Subsidiary has, for or on behalf of Company or the Indian Subsidiary, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any equivalent foreign Legal Requirement.

      3.15  Certain Transactions and Agreements.  None of the officers and directors of the Company or the Indian Subsidiary and, to Company's knowledge, none of the employees or shareholders of the Company or the Indian Subsidiary, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Company or the Indian Subsidiary (except with respect to any interest in less than two percent of the stock of any corporation whose stock is publicly traded). None of such officers or directors nor any member of their immediate families and, to Company's knowledge, none of the employees or shareholders of Company or the Indian Subsidiary or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with Company or the Indian Subsidiary, except for normal compensation and related benefits for services as an officer, director or employee thereof that have been disclosed to Parent. None of such officers and directors and, to Company's knowledge, none of the employees, shareholders nor any member of their immediate families has any interest in any material property, real or personal, tangible or intangible (including, but not limited to, any Company IP Rights or any other Intellectual Property) that is used in, or that pertains to, the business of the Company or the Indian Subsidiary, except for the rights of a shareholder under Applicable Law.

    3.16  Employees, ERISA and Other Compliance.

      3.16.1 Each of Company and the Indian Subsidiary is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has made commercially reasonable efforts to correctly classify Persons providing services to Company or the Indian Subsidiary as employees or independent contractors, and correctly classify employees as exempt or as non-exempt employees under the Fair Labor Standards Act or other applicable Legal Requirement. A list of all current employees, officers and consultants of Company and the Indian Subsidiary and their current title and/or job description and compensation is set forth on Schedule 3.16.1 to the Company Disclosure Letter. Neither Company nor the Indian Subsidiary has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

      3.16.2 Neither Company nor the Indian Subsidiary (a) is now, nor has ever been, subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees or (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization. Each of Company and the Indian Subsidiary has good labor relations, and Company has no knowledge that the consummation of the

  Merger or any of the other transactions contemplated hereby will have a material adverse effect on such labor relations. Company has no knowledge that any of its key employees intends to leave the employ of Company. To Company's knowledge, all of the employees of Company are legally permitted to be employed by Company in the United States of America in their current job capacities.

      3.16.3 Except to the extent caused by any action taken by Company at the request of Parent between the Agreement Date and the Effective Time, Company has not incurred any liability under, and has complied in all material respects with, the Worker Adjustment Retraining Notification Act (the "WARN Act") and no fact or event exists that could give rise to liability under the WARN Act. Schedule 3.16.3 to the Company Disclosure Letter contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the Agreement Date, the reason therefore, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

      3.16.4 Neither Company nor any ERISA Affiliate has any pension plan, which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of Company or any ERISA Affiliate is subject to Title IV of ERISA.

      3.16.5 (a) Schedule 3.16.5 to the Company Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other similar forms of incentive compensation or post-retirement insurance generally available to employees, consultants or directors which is maintained or contributed to by Company or the Indian Subsidiary or any ERISA Affiliate and covers any employee or former employee of Company or the Indian Subsidiary. Such contracts, plans and arrangements as are described in this Section 3.16.5 are collectively referred to herein as "Company Benefit Arrangements." For purposes of this Section 3.16, "ERISA Affiliate" shall mean any entity which is a member of: (i) a "controlled group of corporations", as defined in Section 414(b) of the Code; (ii) a group of entities under "common control", as defined in Section 414(c) of the Code; or (iii) an "affiliated service group", as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company or any subsidiary of the Company.

      (b) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement and each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) have been delivered to Parent or its counsel), or has a remaining period of time to apply for such letter. No Company Benefit Arrangement will be subject to any material surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

      (c) Company has delivered to Parent or its counsel a complete and correct copy of each Company Benefit Arrangement, including a description of any oral Company Benefit Arrangement, if any.

      (d) Company has timely filed and delivered to Parent and its counsel the most recent annual report (Form 5500) for each Company Benefit Arrangement that is an "employee benefit plan" as defined under ERISA.

      (e) Company has not ever been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Company sponsors as employer or in which Company participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code.

      (f)  All contributions due and owing from Company or the Indian Subsidiary with respect to any of Company Benefit Arrangements have been made or have been accrued on Company's financial statements (including the Company Financial Statements).

      (g) To Company's knowledge, all individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any such Company Benefit Arrangement, are currently participating in one or more Company Benefit Arrangements or have been offered an opportunity to do so and have declined.

      (h) Neither Company nor the Indian Subsidiary will have any liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

      3.16.6 There has been no amendment to, written interpretation or announcement (whether or not written) by Company or the Indian Subsidiary relating to, or change in coverage under, any Company Benefit Arrangement that increases materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2000.

      3.16.7 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, to the extent that such requirements affect Company and its employees. To Company's knowledge, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of Company Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on Company.

      3.16.8 Neither Company nor the Indian Subsidiary is a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (ii) providing any specific term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, except as required by applicable law; or (b) agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.

    3.17  Corporate Documents.  Company has made available to Parent for examination all documents and information listed in the Company Disclosure Letter or in any schedule thereto or in any other Exhibit or Schedule called for by this Agreement which have been requested by Parent, to the extent such documents and information exist and may be disclosed by Company to Parent without breach of any confidentiality obligation of Company, including the following documents of Company and the Indian Subsidiary: (a) copies of the Articles of Incorporation and Bylaws or equivalent charter documents as currently in effect; (b) the minute book containing all records of all proceedings, consents, actions, and meetings of shareholders, board of directors and any committees thereof; and (c) the stock ledger, option ledger, and warrant ledger and journal reflecting all stock issuances and transfers, and all grants of options and warrants to purchase capital stock and other securities.

    3.18  No Brokers.  Except as contemplated pursuant to the engagement letter dated January 15, 2001 between Company and Robertson Stephens, a copy of which has been provided to Parent, which engagement letter was orally amended on June 27, 2001 as described in Schedule 3.18 to the Company Disclosure Schedule, neither Company nor any affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

    3.19  Books and Records.

      3.19.1 The books, records and accounts of Company and the Indian Subsidiary (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, and (c) accurately and fairly reflect the transactions and dispositions of the assets of Company and the Indian Subsidiary and the basis for the Company Financial Statements.

      3.19.2 Each of Company and the Indian Subsidiary has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of Company and the Indian Subsidiary is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    3.20  Insurance.  Each of Company and the Indian Subsidiary maintains all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned in writing, or denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and each of Company and the Indian Subsidiary is otherwise in material compliance with the terms of such policies and bonds. To Company's knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies. All policies of insurance now held by Company and the Indian Subsidiary are set forth in Schedule 3.20 to the Company Disclosure Letter, together with the name of the insurer under each policy and the type of policy. Copies of such policies have been provided to Parent or its Counsel.

    3.21  Environmental Matters.

      3.21.1 Neither Company nor the Indian Subsidiary is in violation of any applicable Environmental Laws (as defined below), and each of Company and the Indian Subsidiary possess all permits and other governmental authorizations required under applicable Environmental Laws, and are not in violation of the terms and conditions thereof. During the period that Company and the Indian Subsidiary have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Material of Environmental Concern (as defined below) on, from or, to Company's knowledge, under such properties or facilities. Neither Company nor the Indian Subsidiary is aware of any presence, disposals, releases or threatened releases of Material of Environmental Concern on, from or under any of such properties or facilities, which may have occurred prior to Company or the Indian Subsidiary having taken possession of any of such properties or facilities. Neither Company nor the Indian Subsidiary has received any written notice or other written communication, whether from a governmental body, citizens groups, employee or otherwise, that alleges that Company or the Indian Subsidiary, as the case may be, is not in compliance with any Environmental Law, and, to Company's knowledge, there are no circumstances that may prevent or interfere with the compliance by Company or the Indian Subsidiary with any current Environmental Law in the future. To Company's knowledge, no current or prior owner of any property leased or possessed by Company or the Indian Subsidiary has received any written notice or other communication, whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company is not in compliance with any Environmental Law. All governmental authorizations currently held by Company pursuant to any Environmental Law (if any) are identified in Schedule 3.21 to the Company Disclosure Letter. During the time that Company or the Indian Subsidiary have owned or leased their respective properties and facilities, neither Company, the Indian Subsidiary, nor, to Company's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Material of Environmental Concern.

      3.21.2 For purposes of this Section 3.21: (a) "Environmental Law" means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) "Material of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

    3.22  No Existing Discussions.  Neither Company, any director or officer of Company, or to Company's knowledge, any employee, agent or shareholder of Company is currently engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

    3.23  Disclosure.  Neither this Agreement and its Exhibits and the Company Disclosure Letter and the Schedules thereto, nor any Company Ancillary Agreements delivered by Company to Parent under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

    3.24  Tax Free Reorganization.  Neither Company nor, to Company's knowledge, any affiliate of Company, has taken any action or knows of any fact, circumstances of or any agreement, plan or other intention to take any action or fail to take any action that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    3.25  Board Actions.  The Board of Directors of the Company has unanimously determined that the Merger is in the best interests of the Company Shareholders and is on terms that are fair to such Company Shareholders, and has recommended approval of the Merger to the Company Shareholders.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub hereby represent and warrant to Company that, except as set forth in the letter addressed to Company from Parent and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Parent to Company concurrently herewith (the "Parent Disclosure Letter"), each of the representations, warranties and statements contained in the following sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Parent Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Parent and Sub under Article 4 of this Agreement.

    4.1  Organization and Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business. Parent owns all of the issued and outstanding capital stock of Sub. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on Parent. Parent has made available to Company true and complete copies of the Certificate of Incorporation and Bylaws of Parent and Sub, as currently in full force and effect. Neither Parent nor Sub is in violation of its respective Certificate of Incorporation or Bylaws.

    4.2  Power, Authorization and Validity.

      4.2.1  Power and Authority.  Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and all the Parent Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Neither the Merger nor the execution, delivery and performance of this Agreement and each of the Parent Ancillary Agreements by Parent requires the approval of Parent's stockholders. Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and all the Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Sub of this Agreement, each of the Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Sub.

      4.2.2  No Consents.  No consent, approval, order, authorization from, or registration, declaration or filing with, any Governmental Authority, or any other Person or entity, governmental or otherwise (including any consent, approval, order, authorization, registration, declaration or filing pursuant to the HSR Act) is necessary or required to be made or obtained by Parent or Sub to enable Parent and Sub to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement and each of the Parent Ancillary Agreements or Sub Ancillary Agreements, as applicable, and for Parent and Sub to consummate the Merger, except (a) the filing of the Agreement of Merger with the Delaware Secretary of State and the California Secretary of State, (b) the filing by Parent with the SEC or any state securities law authorities of any notices or filings required in connection with the exemptions from the registration or qualification requirements of the Securities Act and/or applicable state securities laws which Parent relies on in issuing shares of Parent Common Stock pursuant to this Agreement, (c) the filing by Parent of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (d) the filing by Parent with the SEC of the Form S-8 registration statement to be filed by Parent pursuant to this Agreement, [(e) such other filings as may be required by the Nasdaq Stock Market with respect to the Merger, the other transactions contemplated by this Agreement, and the issuance of shares of Parent Common Stock and the assumption of Company Options by Parent in the Merger,] and (f) such other filings, if any, as may be required in order for Parent to comply with applicable federal and state securities laws.

      4.2.3  Enforceability.  This Agreement has been duly executed and delivered by Parent and Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent will be, legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable against Sub in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

    4.3  No Conflict.  Neither the execution and delivery of this Agreement nor any of the Parent Ancillary Agreements or Sub Ancillary Agreements by Parent or Sub, as applicable, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Sub, or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.2.2 have been obtained and all filings and obligations described in Section 4.2.2 have been made, any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent or Sub or any of their respective material assets or properties, or (b) require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party to ensure that, following the Effective Time, any material agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding, commitment (whether verbal or in writing), instrument (including any note, bond, mortgage or indenture), lease, license, permit, franchise, assignment, transaction, or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their material assets or properties are bound or affected in order to continue to be in full force and effect without any breach or violation thereof.

    4.4  SEC Filings; Financial Statements.

      (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement for Parent's initial public offering. All such required forms, reports and documents are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report that was filed prior to the Agreement Date.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The audited balance sheet of Parent contained in Parent SEC Reports as of March 31, 2001 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials, since March 31, 2001 neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

    4.5  Absence of Certain Changes.  Except as set forth in the Parent SEC Reports (other than disclosure set forth in the Risk Factors sections of the Parent SEC Reports), since the date of the Parent Balance Sheet, Parent has operated its business in the ordinary course consistent with past practice, and since such date there has not occurred with respect to Parent: (a) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Change in Parent; (b) any amendment or change in the Certificate of Incorporation or Bylaws; (c) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any material revaluation by Parent of any of its material assets; or (d) any declaration, setting aside or payment of a dividend on, or the making of any other distribution in respect of, the capital stock of Parent, or any split, combination or recapitalization of the capital stock of Parent or any direct or indirect redemption, purchase or other acquisition of any capital stock of Parent or any change in any rights, preferences, privileges or restrictions of any outstanding security of Parent.

    4.6  Interim Operations of Sub.  Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Sub has no liabilities and, except for a stock purchase agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

    4.7  Tax Free Reorganization.  Neither Parent nor Sub, nor, to the Parent's or Sub's knowledge, any affiliate of the Parent or Sub, has taken any action or knows of any fact, circumstances of or any agreement, plan or intention to take any action or fail to take any action that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 5
PRE-CLOSING COVENANTS OF COMPANY

    During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, Company covenants and agrees with Parent as follows:

    5.1  Advice of Changes.  Company will promptly advise Parent in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of any covenant or obligation of Company pursuant to this Agreement or any Company Ancillary Agreement, or (c) Material Adverse Change in Company.

    5.2  Maintenance of Business.  Company will, and will cause the Indian Subsidiary to, use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, distributors, advertisers, suppliers, employees and others with whom Company or the Indian Subsidiary has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with past practices. If Company becomes aware of a material deterioration in the relationship with any key customer, key distributor, key advertiser, key supplier or key employee, it will promptly bring such information to the attention of Parent in writing and, if requested by Parent, will exert its commercially reasonable best efforts to promptly restore the relationship.

    5.3  Conduct of Business.  Company will, and will cause the Indian Subsidiary to, continue to conduct its business and maintain its business relationships in the ordinary and usual course and Company will not, and will cause the Indian Subsidiary not to, without the prior written consent of Parent, except as described in Section 5.3 of the Company Disclosure Letter:

      (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

      (b) lend any money, other than reasonable and normal advances to employees for bona fide expenses;

      (c) enter into any material transaction or agreement or take any other similar action;

      (d) grant any Encumbrance on any of its assets;

      (e) sell, transfer or dispose of any of its assets;

      (f)  enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

      (g) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except pursuant to arrangements disclosed in writing to Parent prior to the Agreement Date or disclosed in writing subsequent to the Agreement Date and approved in writing by Parent) or amend or enter into any employment, consulting agreement or severance agreement with any such Person;

      (h) change any of its accounting methods except as required by GAAP;

      (i)  declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from employees, directors, consultants or contractors of Company or the Indian Subsidiary in connection with the termination of their services with Company or the Indian Subsidiary at the original purchase price of such stock), pay or distribute any cash or property to any shareholder or security holder of Company or the Indian Subsidiary or make any other cash payment to any shareholder or security holder of Company or the Indian Subsidiary;

      (j)  amend or terminate any contract, agreement or license to which Company or the Indian Subsidiary is a party;

      (k) waive or release any material right or claim;

      (l)  issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities (other than pursuant to the exercise of any Company Options outstanding on the Agreement Date and disclosed on Schedule 3.4.1 to the Company Disclosure Letter), or issue, grant or create any warrants, obligations, subscriptions, options (other than the New Options as provided in Section 5.16 to purchase Company Common Stock, provided that the vesting of such New Options does not accelerate in connection with the Merger or any of the other transactions contemplated hereby, such options vest over a four-year period, with not more than twenty-five percent at the end of the first year and 2 1/12% each full calendar month thereafter), convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

      (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

      (n) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Parent or Sub) or enter into any negotiations, discussions or agreement for such purpose;

      (o) amend its Articles of Incorporation or Bylaws or its equivalent charter documents, as the case may be, other than (i) as contemplated in this Agreement and the Loan Agreement between Company and Parent dated June 27, 2001, and (ii) to increase the number of authorized shares of Series A Preferred Stock by 51,027 to account for an outstanding warrant;

      (p) license any of its technology or Intellectual Property outside the ordinary course of business, consistent with past practice, or acquire any Intellectual Property (or any license thereto) from any third party;

      (q) materially change any insurance coverage;

      (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Parent for its review at a reasonable time prior to filing;

      (s) except as contemplated herein or pursuant to the Company Ancillary Agreements, modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of Company, any Company stock options, warrants or other Company securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of Company or (ii) the vesting or release of any shares of capital stock or other securities of Company from any repurchase options or rights of refusal held by Company or any other party or any other restrictions; or

      (t)  agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(s).

    5.4  Regulatory Approvals.  Company will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Company Ancillary Agreement. Company will use its commercially reasonable best efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents.

    5.5  Necessary Consents.  Company will, and will cause the Indian Subsidiary to, use its commercially reasonable best efforts to promptly obtain such written consents and authorizations of third parties (including those consents listed in Schedule 3.5 to the Company Disclosure Letter), give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Parent to carry on Company's and the Indian Subsidiary's business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any agreement or contract to which Company or the Indian Subsidiary is a party or is bound or by which any of its assets is bound.

    5.6  Litigation.  Company will notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against Company or the Indian Subsidiary, or known by Company or the Indian Subsidiary to be threatened against Company or the Indian Subsidiary or any of their respective officers, directors, employees or shareholders in their capacity as such.

    5.7  No Other Negotiations.  Company will not, and Company will not authorize, encourage or permit any officer, director, employee, shareholder, affiliate, attorney, financial advisor or other agent or representative of Company to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iii) furnish any information regarding Company to any Person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company will not consider any Alternative Transaction); (iv) participate in any discussions or negotiations with any Person or entity with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company will not consider any Alternative Transaction); (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person or entity (other than Parent) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any third party that is related to, provides for or concerns any Alternative Transaction. Company will promptly (and in any event within 24 hours) notify Parent orally and in writing of any inquiries or proposals received by Company or any officer, director, employee, shareholder, affiliate, attorney, financial advisor or other agent or representative of Company regarding any Alternative Transaction and will indicate in reasonable detail, to the extent Company is legally able to do so, the identity of the party making the proposal or inquiry and the terms and conditions of any proposal or inquiry. Company shall keep Acquired informed on an ongoing basis regarding the status of any such proposal or inquiry. Any violation of the restrictions set forth in this Section by any officer, director, employee, shareholder, affiliate, attorney, financial advisor or other agent or representative of Company shall be deemed to be a breach of this Section 5.7 by Company. As used herein, the term "Alternative Transaction" means any commitment, agreement or transaction involving or providing for the acquisition of Company, the merger or consolidation with or involving Company, or the sale or acquisition of any material portion of Company's business, assets or securities or the license by Company of any of its technology other than in the ordinary course of business.

    5.8  Access to Information.  Company will allow Parent and its agents access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Company and the Indian Subsidiary, including any and all information relating to Company's Intellectual Property, taxes, commitments, contracts, leases, licenses, financial condition, prospective business and real, personal and intangible property. Company will cause its accountants to cooperate with Parent and Parent's agents in making available all financial information reasonably requested by Parent, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

    5.9  Satisfaction of Conditions Precedent.  Company will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9, and Company will use its best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement.

    5.10  Company Benefit Arrangements.  Upon the request of Parent, Company will terminate any Company Benefit Arrangement and any leased employee arrangement or professional employee organization immediately prior to the Effective Time.

    5.11  Preparation of Permit Application, Hearing Request and Hearing Notice.  As promptly as practicable after the Agreement Date, Company shall assist Parent in the preparation and filing with the California Commissioner of Corporations of the Permit Application, Hearing Request and Hearing Notice and any other documents required by the Securities Law in connection with the Merger. Each of Parent and Company shall use its commercially reasonable best efforts to have the Permit Application, Hearing Request and Hearing Notice declared effective under the Securities Law as promptly as possible after such filing.

    5.12  Approval of Company Shareholders.

      (a) Promptly after the Agreement Date, Company will take all action necessary in accordance with California Law, its Articles of Incorporation and Bylaws and the Permit to (i) convene a special meeting of Company Shareholders to be held as promptly as practicable for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger (the "Company Shareholders' Meeting"), or (ii) obtain the written consent of a majority of the outstanding shares of

  (A) the Company Common Stock voting as a single class, (B) the Company Common Stock and the Company Preferred Stock voting together as a single class on an as converted to common stock basis, and (C) the Company Preferred Stock voting as a single class.

      (b) If Company holds a Company Shareholders' Meeting, Company will use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of California Law and by the Company's Articles of Incorporation to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that there are sufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders' Meeting. Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders' Meeting are solicited, in compliance with California Law, Company's Articles of Incorporation and Bylaws and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Alternative Transaction, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

      (c) The Board of Directors of Company shall recommend that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting. The disclosure statement sent to all Company Shareholders shall include a statement to the effect that the Board of Directors of Company has recommended that Company Shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting. Neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger.

      (d) The Company shall use its commercially reasonable best efforts to have any contract, agreement or other arrangement, including those entered into in connection with this Agreement, the Merger and the transactions contemplated hereby, that may result in a parachute payment under the federal tax laws, approved by such percentage of Company's outstanding voting securities as is required by the terms of Section 280G(b)(5)(B) of the Code, and to cause such shareholder approval to have been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of Section 1.280G-1 of such proposed regulations.

    5.13  Tax Free Reorganization.  Company agrees to cooperate with Parent and to use its commercially reasonable best efforts to cause the Merger to qualify, and will not take any actions which would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

    5.14  Company Options.  As of the Closing Date, the Company shall grant under Company Plan options to purchase up to the number of shares of Company Common Stock that remain available for issuance under the Company Plan (the "New Options") to such employees of Company and in such amounts as set forth in Exhibit F to be delivered by Parent to Company within fifteen business days after the Agreement Date. The New Options shall have an exercise price that equals an amount which, following application of the Option Conversion Number under Section 2.7.1 hereof for purposes of determining the exercise price of such New Option after the Effective Time, would result in the exercise price of the New Option, after the Effective Time, being equal to the Closing Price Per Share. The New Options shall have the vesting and other terms set forth in the Parenthetical clause of Section 5.3(l) hereof.

    5.15  Amendment of Articles of Incorporation.  Company shall amend its Amended and Restated Articles of Incorporation to increase the authorized shares of Company Preferred Stock to a number equal to the sum of the outstanding shares of Company Preferred Stock and the shares of Company Preferred Stock issuable upon conversion or exercise of any outstanding securities convertible into or exercisable for Company Preferred Stock as of the Agreement Date.

    5.16  FIRPTA Certificate.  Company shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit I attached hereto, which states that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit J attached hereto along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

    5.17  Assignments from Global Cam, MacroTech.  Company shall, prior to closing, make its commercially reasonable best efforts to obtain from GlobalCAD Inc. ("GlobalCAD") and MacroTech Research Inc. ("MacroTech") written assignments of all right, title and interest in and to any and all technology, inventions, works of authorship and other materials authored, invented or developed pursuant to the GlobalCAD Agreement and MarcoTech Agreement respectively (as such terms are defined below), including without limitation all Intellectual Property rights therein. As used in this Section 5.17, "GlobalCAD Agreement" shall mean the development agreement between GlobalCAD and Company dated December 22, 2000, and MacroTech Agreement shall mean the development agreement between MacroTech and Company dated March 30, 2001.

    5.18  Deposit of Tangible Technology into Escrow.  Promptly following the Closing Date (and in any event within five business days of the Closing Date), Company shall convey to Parent copies of all of its Tangible Technology (as defined below) as it exists on the day prior to the Closing Date for deposit pursuant to a mutually agreeable escrow agreement. As used in this Section 5.18, "Tangible Technology" shall mean only the following tangible embodiments or reflections of Company IP Rights: all Vega 1.0 and NorthStar 1.0 source code, white papers, product specifications, maskworks, circuits, circuit boards and circuit designs.

ARTICLE 6
PARENT AND SUB COVENANTS

    During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with Article 10, Parent and Sub covenant and agree as follows:

    6.1  Advice of Changes.  Parent will promptly advise Company in writing of any (a) event that would render any representation or warranty of Parent or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate, (b) any breach of any covenant or obligation of Parent or Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement, or (c) Material Adverse Change in Parent.

    6.2  Regulatory Approvals.  Parent will promptly execute and file, or join in the execution and filing, of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which the Company may reasonably request in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Parent Ancillary Agreement or Sub Ancillary Agreement. Parent will use its best efforts to obtain all such authorizations, approvals and consents. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, or any of its affiliates or Company, or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

    6.3  Satisfaction of Conditions Precedent.  Parent will use its best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and Parent will use its best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

    6.4  Blue Sky Laws.  Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger; provided, however, that Parent shall not be required to qualify to do business or execute a general consent to service of process in any jurisdiction.

    6.5  Tax Free Reorganization.  Parent and Sub agree to cooperate with Company and to use commercially reasonable best efforts to cause the Merger to qualify, and will not take any actions which would prevent the Merger from qualifying, as a "reorganization" within the meaning of Section 368(a) of the Code.

    6.6  Employee Benefit Arrangements.  As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements. On the Closing Date, Sub will make employment offers to all Company employees (other than the employees who have entered into the Employment and Non-Competition Agreements, which agreements shall govern such Persons' employment), such employment to be effective upon Closing and at-will. Following the Effective Time, Parent, in its sole discretion, shall either (i) continue (or cause Company to continue) to maintain the Company Employee Benefit Arrangements on substantially the same terms in the aggregate as in effect immediately prior to the Effective Time, or (ii) arrange for each participant in the Company Employee Benefit Arrangements ("Company Participants") to participate in any similar plans of the Parent ("Parent Plans") on terms no less favorable than those offered to similarly situated employees of Parent, or (iii) a combination of clauses (i) and (ii). Each Company Participant who continues to be employed by the Company or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under the Parent Plans for years of service with the Company or its subsidiaries. To the extent consistent with law and applicable tax qualification requirements, Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plans in which they are eligible to participate immediately after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of and such benefit.

    6.7  Section 16 Officers.  Parent shall not appoint any of the Company employees who are entering into the Employment and Non-Competition Agreements with Company as an officer of Company who will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Parent without the prior written consent of such employee.

ARTICLE 7
CLOSING MATTERS

    7.1  The Closing.  Subject to termination of this Agreement as provided in Article 10, the closing of the transactions to consummate the Merger (the "Closing") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California at 3:00 p.m., Pacific Time on the first business day after all of the conditions to Closing set forth in Sections 8 and 9 have been satisfied and/or waived in accordance with this Agreement, or on such other day or time as Parent and Company may mutually agree (the "Closing Date"). Concurrently with the Closing or at such later date and time as may be mutually agreed by Parent and Company, the Agreement of Merger will be filed with the Delaware Secretary of State and the California Secretary of State.

    7.2  Exchange.

      7.2.1 At the Effective Time, outstanding shares of Company Common Stock (other than Dissenting Shares for which dissenters rights have been or will be perfected in accordance with California Law), will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted into the right to receive from Parent the Closing Cash Amount and the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.2, subject to the provisions of Section 2.4 (regarding the elimination of fractional shares of Parent Common Stock) and the provisions of Section 2.5 (regarding the continuation of vesting and repurchase rights). At the Effective Time, Parent shall make available to ChaseMellon Shareholder Services (the "Exchange Agent") the Closing Cash Consideration and certificates representing Parent Common Stock to be paid and issued in exchange for outstanding shares of Company Capital Stock and cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 2.4. Within ten business days after the Effective Time, the Exchange Agent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "Company Certificates") and which shares were converted into the right to receive the Closing Cash Amount and shares of Parent Common Stock pursuant to Section 2.2.2, (a) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (b) instructions for use in effecting the surrender of the Company Certificates in exchange for the Closing Cash Amount, certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Company Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to the Exchange Agent (the "Affidavit") or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the provisions of Section 2.4 (regarding the elimination of fractional shares of Parent Common Stock) and the provisions of Section 2.5 (regarding the continuation of vesting and repurchase rights), (a) Parent or its transfer agent will issue to each tendering holder of a Company Certificate or an Affidavit, certificates (a "Tendering Company Holder") for the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.2; and (b) Parent or its transfer agent will pay by check to each Tendering Company Holder cash in the amount payable to such holder in accordance with the provisions of Sections 2.2.2 and 2.4.

      7.2.2 No dividends or distributions payable to holders of record of Parent Common Stock after the Effective Time will be paid to the holder of any unsurrendered Company Certificate unless and until the holder of such unsurrendered Company Certificate surrenders such Company Certificate or an Affidavit to the Exchange Agent as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Company Certificate or Affidavit, there will be delivered to the Person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to Parent Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

      7.2.3 After the Effective Time there will be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of capital stock of Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or an Affidavit are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

      7.2.4 Until Company Certificates or an Affidavit representing shares of Company Capital Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1 above, such Company Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Parent Common Stock into which such shares of Company Capital Stock will have been converted pursuant to Section 2.2.2, subject to the provisions of Section 2.4 (regarding the elimination of fractional shares of Parent Common Stock).

    7.3  Dissenters' Rights.  If holders of Company Capital Stock are entitled to dissenters' rights pursuant to Section 1300 et seq. California Law in connection with the Merger, any shares held by Company Shareholders who exercise and perfect such dissenters' rights ("Dissenting Shares") shall not be converted into a right to receive Parent Common Stock and cash consideration, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Company shall give Parent prompt notice (and in no event more than two business days) of any demand received by Company for such purchase of Company Capital Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with the prior written consent of Parent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for such purchase. In the event that any Company Shareholder fails to make an effective demand for such purchase or otherwise loses his status as a holder of Dissenting Shares, Parent shall, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such shareholder of its Company Certificate or Certificates, shares of Parent Common Stock, the Closing Cash Amount, the Hold-Back Cash Amount (if applicable) and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such shareholder would have been entitled to under Section 2.2.2 of this Agreement.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF COMPANY

    Company's obligations to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed by Company):

    8.1  Accuracy of Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement (a) that are qualified as to materiality will be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Company will have received a certificate to such effect executed by an officer of Parent.

    8.2  Covenants.  Parent will have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing), and at the Closing Company will have received a certificate to such effect executed by an officer of Parent.

    8.3  No Material Adverse Change.  There will not have been any Material Adverse Change in Parent, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Company will have received a certificate to such effect executed by an officer of Parent.

    8.4  Compliance with Law; No Legal Restraints; No Litigation.  There will not be issued or enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement or any Parent Ancillary Agreements or any Sub Ancillary Agreements. No litigation or proceeding will be threatened in writing or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement or which could be reasonably expected to have a Material Adverse Effect on Parent.

    8.5  Government Consents.  There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including, but not limited to, requirements under applicable federal and state securities laws.

    8.6  No Order; HSR Act.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

    8.7  Opinion of Parent's Counsel.  Company will have received from Fenwick & West LLP, counsel to Parent, an opinion opining to the matters set forth in Exhibit G.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF PARENT

    The obligations of Parent to consummate the Merger are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

    9.1  Accuracy of Representations and Warranties.  The representations and warranties of Company set forth in this Agreement (a) that are qualified as to materiality will be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Parent will have received a certificate to such effect executed by Company's President or Chief Executive Officer.

    9.2  Covenants.  Company will have performed and complied in all material respects with all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Company at or before the Closing), and at the Closing Parent will have received a certificate to such effect executed by Company's President or Chief Executive Officer.

    9.3  No Material Adverse Change.  There will not have been any Material Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Parent will have received a certificate to such effect executed by Company's President or Chief Executive Officer.

    9.4  Compliance with Law; No Legal Restraints; No Litigation.  There will not be any issued, enacted or adopted, or threatened in writing by any Governmental Authority any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Parent's right (or the right of any Parent subsidiary) to own, retain, use or operate any of its products, properties or assets (including securities, properties or assets of Company) on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding will be threatened in writing or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on Company or Parent.

    9.5  Government Consents.  There will have been obtained at or prior to the Closing Date such consents, approvals, permits, orders, authorizations from, or registrations, declarations or filings with, and there will have been taken all such other actions by, any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger, including, but not limited to, requirements under applicable federal and state securities laws.

    9.6  Opinion of Company's Counsel.  Parent will have received from Brobeck, Phleger and Harrison, LLP, counsel to Company, an opinion opining to the matters set forth in Exhibit H.

    9.7  Consents.  Parent will have received duly executed copies of all third-party consents, approvals, assignments, notices, releases, waivers, authorizations or other certificates with respect to the Merger (each, "Third Party Consent") that Parent and Company shall, promptly after the Agreement Date, mutually agree are required for Closing, which Third Party Consents will be listed and attached as Exhibit 9.7 hereto.

    9.8  Shareholder Approval.  This Agreement, the Merger and the Company Ancillary Agreements will have been duly and validly approved and adopted, as required by Applicable Law and Company's Articles of Incorporation and Bylaws, by the requisite Company Shareholder Approvals.

    9.9  Employment Matters.  Each of the Employment and Non-Competition Agreements shall be in full force and effect.

    9.10  No Order; HSR Act.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

    9.11  Resignations.  Parent shall have received duly executed resignations from all officers and directors of the Company effective as of the Effective Time.

    9.12  Employee Options.  The Company shall have granted the New Options to Company employees as provided in Section 5.16.

    9.13  Company Preferred Stock.  All outstanding Company Preferred Stock shall have been converted into Company Common Stock.

    9.14  Company Warrants.  All outstanding Company Warrants shall have been exercised or terminated.

    9.15  Section 280G Approval.  Any agreement, plan or arrangement to which the Company or any of its subsidiaries is a party that would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code shall have been approved by the shareholders as required by Section 5.12 of this Agreement, and any "disqualified individuals" as defined in Section 280G shall have agreed to forfeit any payments that would otherwise be non-deductible if shareholder approval is not so obtained.

    9.16  No Acceleration.  No Company Option or Unvested Company Share shall have had its vesting accelerated as a result of the Merger or the transactions contemplated by this Agreement, except to the extent the documents evidencing such Company Option or Unvested Company Share provided for vesting acceleration prior to the Agreement Date.

    9.17  Dissenting Shares.  The Dissenting Shares shall not constitute more than 2% of the total number of shares of Company Capital Stock.

    9.18  Termination of Rights.  Any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any Company Shareholder shall have been terminated as of the Closing.

    9.19  Tax Certificate.  A certificate of satisfaction of the California Franchise Tax Board that all taxes imposed on Company under the California Bank and Corporation Tax Law have been paid or secured shall have been issued.

    9.20  Nasdaq Listing.  There shall be no requirement to obtain the approval of Parent's stockholders with respect to the issuance of the Parent Common Stock in connection with the Merger in order to list such Parent Common Stock on the Nasdaq National Market, upon official notice of issuance.

    9.21  Excess Transaction Expenses.  Two business days prior to the Closing, Parent shall have received a certificate in form and substance satisfactory to Parent and executed by Company's Chief Financial Officer, setting forth and certifying Company's aggregate liability for Excess Transaction Expenses as of the Closing Date, including all amounts paid through such date, which shall be accompanied by such supporting information and calculations as are necessary for Parent to verify and determine such amount as of the Closing Date.

    9.22  Ownership of Indian Subsidiary.  It shall have been demonstrated to Parent's reasonable satisfaction that all shares of capital stock of the Indian Subsidiary stated to be held by Company in Schedule 3.2 to the Company Disclosure Letter have been duly and validly issued or transferred to Company in accordance with all applicable Legal Requirements, and all Governmental Permits or approvals shall have been obtained with respect to the transfer of ownership of the Indian Subsidiary to Sub by operation of law as a result of the Merger.

    9.23  Patent Assignments.  Company shall obtain from the inventors thereof and file with the relevant Government Authority assignments of all of such inventors' interests in the patents and patent applications in which they are named inventors filed prior to the Effective Time, including without limitation the provisional patent filed with the United States Patent and Trademark Office entitled "Protocol Stack for Storage Area Networks Over Existing Man/Wan."

    9.24  Employee Loans.  All amounts owed to Company under promissory notes issued to Company by employees of Company as set forth in Schedule 3.11(e) to the Company Disclosure Letter shall have been discharged in full.

    9.25  Assumption of Company Options.  The Board of Directors of Company shall have taken all actions necessary to permit the Company Options to be assumed by Parent.

ARTICLE 10
TERMINATION OF AGREEMENT

    10.1  Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and Company.

    10.2  Unilateral Termination.

      10.2.1 Either Parent or Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

      10.2.2 Either Parent or Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.2 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8 or Article 9.

      10.2.3 Either Parent or Company may terminate this Agreement at any time prior to the Effective Time if the other has committed (or, in the case of a termination by Company, Sub has committed) a material breach of (a) any of such party's representations and warranties contained in this Agreement so that the conditions set forth in Sections 8.1 and 9.1 would not be satisfied; or (b) any of such party's covenants contained in this Agreement so that the conditions set forth in Sections 8.1 and 9.1 would not be satisfied, and has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2.3.

      10.2.4  No Liability for Termination.  Termination of this Agreement by a party (the "Terminating Party") in accordance with the provisions of this Section 10 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. The provisions of Article 10 and Article 12 shall survive any termination of this Agreement.

ARTICLE 11
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
AND REMEDIES, CONTINUING COVENANTS

    11.1  Survival of Representations.  All representations and warranties of Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until that date which is the earlier of (a) the termination of this Agreement in accordance with its terms or (b) the first anniversary of the Effective Time. Notwithstanding the foregoing, the representations and warranties of Company contained in Section 3.7 (with respect to Tax) (the "Tax Representation") will remain operative and in full force and effect until that date which is the earlier of (a) the termination of this Agreement in accordance with its terms; or (b) the seventh anniversary of the Effective Time or (c) the expiration of any applicable statute of limitations for the claim which seeks recovery of Damages (as defined in Section 11.2 below) and the representations and warranties of Company contained in Section 3.4 (with respect to capitalization), Section 3.13 (with respect to intellectual property) and Section 3.21 (with respect to environmental matters) and the matters set forth in Section 11.2(a)(ii) (Sections 3.4, 3.13, 3.21 and Section 11.2(a)(ii), collectively, the "Named Representations" and, together with the Tax Representation, the "the "Major Representations") will remain operative and in full force and effect until that date which is the earlier of (a) the termination of this Agreement in accordance with its terms; or (b) the second anniversary of the Effective Time (the expiration of such applicable representation, warranty or covenant, the "Release Date"). All representations and warranties of Parent contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until that date which is the earlier of (a) the termination of this Agreement in accordance with its terms or (b) the first anniversary of the Effective Time (the "Parent Release Date"). All covenants of the parties shall survive according to their respective terms.

    11.2  Agreements to Indemnify.

      (a)  Indemnification by Company Shareholders.  Each Company Shareholder will severally, and not jointly, based on each Company Shareholder's pro rata share of the Outstanding Capital Stock Number and subject to the limitations set forth in Section 11.3 below, indemnify and hold harmless, Parent and the Surviving Corporation and their respective officers, directors, affiliates, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a "Parent Indemnified Person" and collectively as "Parent Indemnified Persons") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including reasonable attorneys' fees, other professionals' and experts' reasonable fees, and court or arbitration costs (hereinafter collectively referred to as "Damages") incurred, paid or accrued (in accordance with GAAP) in connection with or directly or indirectly resulting from or arising out of: (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Company or the Company Shareholders in this Agreement; (ii) any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding capital stock of Company held by such Company Shareholder, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such capital stock in favor of the Merger; or (iii) any Excess Transaction Expenses (as defined in Section 12.7); provided, however, that the Company Shareholders shall not be required in the case of the foregoing subparagraphs (i) and (ii) to pay any Damages to any Parent Indemnified Party unless the aggregate amount of all such Damages exceeds $250,000, in which case all Damages in excess of $250,000 shall be paid.

      (b)  Indemnification by Parent.  Parent will indemnify and hold harmless, Company and its respective officers, directors, affiliates, agents, representatives, shareholders and employees, and each Person, if any, who controls or may control Company within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a "Company Indemnified Person" and collectively as "Company Indemnified Persons") from and against any and all Damages incurred, paid or accrued (in accordance with GAAP) in connection with or directly or indirectly resulting from or arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Parent and Sub in this Agreement or in the Parent Disclosure Letter or in any agreement, certificate or instrument delivered by or on behalf of Parent or Sub or an officer of Parent or Sub pursuant hereto; provided, however, that Parent shall not be required to pay any Damages to any Company Indemnified Party unless the aggregate amount of all such Damages exceeds $250,000, in which case all Damages in excess of $250,000 shall be paid.

      (c) Any Claim (as defined in Section 11.5) made by a Parent Indemnified Person or a Company Indemnified Person under this Section 11.2 must be raised in a Notice of Claim (as defined in Section 11.5) delivered to the Parent or the Representative, as the case may be, by no later than the applicable Release Date and, if raised by such date, such claim shall survive the Release Date until final resolution thereof.

      (d) The amount which any party (the "Indemnifying Person") is or may be required to pay to or on behalf of any other Person (the "Indemnified Person") pursuant to Article 11 shall be reduced (including retroactively) by (i) any amounts received by an Indemnified Person from an insurance carrier or paid and resolved by an insurance carrier on behalf of the insured (in a manner which shall result in no further liability to an Indemnified Person), in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of the insured ("Insurance Proceeds") or (ii) other amounts actually recovered by or on behalf of such Indemnified Person in reduction of the related Damages. If an Indemnified Person shall have received the payment required by this Agreement from an Indemnifying Person in respect of Damages and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such Damages as specified above, then such Indemnified Person shall pay to such Indemnifying Person a sum equal to the amount of any such double recovery actually received.

    11.3  Hold-Back Cash Consideration.

      (a) Except for fraud or willful misrepresentation or willful misconduct or a Claim relating to breaches of the Major Representations, the aggregate liability of the Company Shareholders to the Parent Indemnified Persons pursuant to this Article 11 shall not exceed the Hold-Back Cash Consideration. The aggregate liability of the Company Shareholders to the Parent Indemnified Persons for a Claim relating to breaches of the Major Representations pursuant to this Article 11 shall not exceed an amount equal to twice the Hold-Back Cash Consideration, which amount shall include any Hold-Back Cash Consideration paid for any Claim which has been resolved pursuant to the terms hereof. With respect to all Claims under this Article 11, the Parent Indemnified Persons shall first seek compensation from the Hold-Back Cash Consideration prior to exercising any other remedies that may be available to the Parent Indemnified Persons.

      (b) Except for fraud or willful misrepresentation or willful misconduct, the aggregate liability of Parent to the Company Indemnified Persons shall not exceed $15,000,000.

      (c) Any Damages for which a Parent Indemnified Person shall be entitled to indemnification pursuant to this Article 11 will be payable to such Parent Indemnified Person by the reduction of the amount of Hold-Back Cash Consideration by an amount equal to the amount of such Damages to the extent that the amount of such Damages does not exceed the amount of Hold-Back Cash Consideration available for such reduction (after giving effect to any previous reduction thereto) immediately upon the earliest to occur of (i) the expiration of the notice period provided for in Section 11.8(a) hereof; (ii) the execution of a written settlement of a Contested claim (as defined below) as provided in Section 11.8(b) hereof by both parties specified therein; or (iii) the rendering of a Final Award (as defined below) pursuant to Section 11.8(c) hereof. In the event of any Claim that the Representative shall, on the Hold-Back Release Date, be disputing pursuant to Section 11.8(b), Parent shall reduce the amount of Hold-Back Cash Consideration to be paid to the Company Shareholders on the Hold-Back Release Date by the Estimated Claim Amount (as defined below) with respect thereto. Upon resolution of such dispute, Parent will pay to each Company Shareholder the amount of the Hold-Back Cash Consideration, if any, that such Company Shareholder would have been entitled to receive had such dispute been resolved prior to the Hold-Back Release Date, but which was not paid to such Shareholder on the Hold-Back Release Date as a result of the preceding sentence. To the extent the amount of any Damages exceeds the amount of remaining Hold-Back Cash Consideration available for reduction therefor, Parent shall be entitled to indemnification for such excess amount from the Company Shareholders pursuant to this Article 11 only for claims arising from breaches of Major Representations or arising from fraud or willful misrepresentation or willful misconduct, subject to the limitations set forth herein. The term "Estimated Claim Amount" means the Indemnified Person's good faith estimate of the Damages claimed under any disputed Claim unresolved as of the Hold-Back Release Date.

      (d) A Parent Indemnified Person may institute Claims against the Hold-Back Cash Consideration and in satisfaction thereof may recover Hold-Back Cash Consideration, in accordance with the terms of this Agreement, without first making any other Claims directly against the Company Shareholders, without rescinding or attempting to rescind any transaction consummated by this Agreement and without first exhausting any other remedies that may be available to it with respect to the subject matter of any Claim, and such Parent Indemnified Person will proceed directly in accordance with the provisions of this Agreement. The assertion of any single Claim for indemnification hereunder will not bar an Indemnified Person from asserting any other Claim or Claims hereunder.

      (e) On the Hold-Back Release Date, Parent shall deliver to the Company Shareholders that amount of Hold-Back Cash Consideration as provided in Section 2.2.2 that is in excess of any amount of Hold-Back Cash Consideration necessary to satisfy any then unsatisfied, unresolved or contested claims for Damages specified in any Notice of Claim delivered to the Representative before the Hold-Back Release Date, together with interest on such amount of Hold-Back Cash Consideration accrued from the Effective Time through the Hold-Back Release Date at a rate equal to the prime rate of Bank of America in effect as of the Agreement Date (the "Interest"). As soon as all such claims have been finally resolved, Parent shall deliver to the Company Shareholders all remaining Hold-Back Cash Consideration not applied to the satisfaction of such claims, together with Interest.

    11.4  Appointment of Representative.  By voting in favor of the Merger, each of the Company Shareholders approves the designation of and designates Ramkumar Jayam as the representative of the Company Shareholders and as the attorney-in-fact and agent for and on behalf of each Company Shareholder (the "Representative") with respect to claims for indemnification under Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) authorize the release or delivery to a Parent Indemnified Party of Hold-Back Cash Consideration in satisfaction of Claims by such Parent Indemnified Person pursuant to Article 11; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such Claims; (c) arbitrate, resolve, settle or compromise any Claim made pursuant to Article 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Company Shareholder with respect to the disposition, settlement or other handling of all Claims under Article 11 and all rights or obligations arising under Article 11. The Company Shareholders will be bound by all actions taken and documents executed by the Representative in connection with Article 11, except for any action that conflicts with the limitations set forth in Section 11.3(a), and a Parent Indemnified Person will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Company Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative. The Company Shareholders shall severally indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of Article 11 (including the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Company Shareholders to the Representative pro rata based on each Company Shareholder's pro rata share of the Hold-Back Cash Consideration.

    11.5  Notice of Claim.

      (a) As used herein, "Claim" means a claim for indemnification of an Indemnified Person for Damages under Article 11. The Indemnified Person shall give a written notice of a Claim executed by an officer or an authorized Person of such Indemnified Person (a "Notice of Claim") whether for its own Damages or for Damages incurred by any other related Indemnified Person. The Indemnified Person may give a Notice of Claim at any time such Indemnified Person or a related Indemnified Person suffers Damages or is subject to a claim, demand, suit, action, cause of action or other dispute that may give rise to a Claim. Parent or the Representative, as the case may be, will deliver a Notice of Claim promptly after it becomes aware of the existence of any potential claim for indemnity under Article 11 or is requested to deliver a Notice of Claim on behalf of any other Indemnified Person.

      (b) Parent shall deliver to the Representative a Notice of Claim before the applicable Release Date, arising from or relating to:

      (A) (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Company or the Company Shareholders in this Agreement or in the Company Disclosure Letter or in any agreement, certificate or instrument delivered by or on behalf of Company or an officer of Company or a Company Shareholder pursuant hereto; (ii) any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding capital stock of Company held by such Company Shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such capital stock in favor of the Merger; or (iii) any Excess Transaction Expenses; or

      (B) the assertion, whether orally or in writing, against Parent or against any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person (in each such case, a "Third-Party Claim") that is based upon, or includes assertions that would, if true, constitute: (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Company or the Company Shareholders in this Agreement or in the Company Disclosure Letter or in any agreement, certificate or instrument delivered by or on behalf of Company or an officer of Company or a Company Shareholder pursuant hereto; (ii) any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding capital stock of Company held by such Company Shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such capital stock in favor of the Merger; or (iii) any Excess Transaction Expenses.

      (c) Representative shall deliver to Parent a Notice of Claim before the Parent Release Date, arising from or relating to

      (A) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Parent in this Agreement or in the Parent Disclosure Letter or in any agreement, certificate or instrument delivered by or on behalf of Parent or an officer of Parent pursuant hereto; or

      (B) the assertion, whether orally or in writing, against Company or against any other Company Indemnified Person of a Third-Party Claim that is based upon, or includes assertions that would, if true, constitute any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Parent in this Agreement or in the Parent Disclosure Letter or in any agreement, certificate or instrument delivered by or on behalf of Parent or an officer of Parent pursuant hereto.

      (d) Until the applicable Release Date, no delay on the part of an Indemnified Person in giving the Indemnifying Party a Notice of Claim will relieve the Indemnifying Party from any of its obligations under Article 11 unless (and then only to the extent) that the Indemnifying Party is materially prejudiced thereby.

    11.6  Defense of Third-Party Claims.

      (a) The Indemnified Person shall defend any Third-Party Claim, and the costs and expenses incurred by the Indemnified Person in connection with such defense (including, but not limited to, reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which the Indemnified Person may seek indemnity pursuant to a Claim made by any Indemnified Person hereunder.

      (b) The Indemnifying Person shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Indemnifying Person does not affect any privilege relating to the Indemnified Person, and may participate in settlement negotiations with respect to the Third-Party Claim. No Company Indemnified Person shall enter into any settlement of a Third-Party Claim without the prior written consent of Parent, and no Parent Indemnified Person shall enter into any settlement of a Third-Party Claim without the prior written consent of the Representative, as the case may be, (which consent shall not be unreasonably withheld), provided, that if the Representative shall have consented in writing to any such settlement, then the Representative shall have no power or authority to object to any Claim by any Parent Indemnified Person for indemnity under Section 11.2 for the amount of such settlement; and the Company Shareholders will remain responsible to indemnify the Parent Indemnified Persons for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Article 11.

    11.7  Contents of Notice of Claim.  Each Notice of Claim given pursuant to Section 11.5 will contain the following information:

      (a) that the Indemnified Person has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or properly accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of Damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Person under Article 11); and

      (b) a brief description, in reasonable detail (to the extent reasonably available), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Person's good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

    11.8  Resolution of Notice of Claim.  Each Notice of Claim will be resolved as follows:

      (a)  Uncontested Claims.  In the event that, within twenty business days after a Notice of Claim is received by the Indemnifying Person, the Indemnifying Person does not contest such Notice of Claim in writing to the Indemnified Person as provided in Section 11.8(b) (an "Uncontested Claim"), Parent or the Representative, on behalf of all Company Shareholders, as the case may be, will be conclusively deemed to have consented to the recovery by the Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 11, including the forfeiture of Hold-Back Cash Consideration to the extent applicable and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Person for such amount in any court having jurisdiction over the matter where venue is proper.

      (b)  Contested Claims.  In the event that the Indemnifying Person gives the Indemnified Person written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the twenty business day period specified in Section 11.8(a), then such Contested Claim will be resolved by either (A) a written settlement agreement executed by the Parent Indemnified Person and the Representative, or by Parent and the Representative, as the case may be, or (B) in the absence of such a written settlement agreement, by binding arbitration between the Parent Indemnified Person and the Representative or Parent and the Representative, as the case may be, in accordance with the terms and provisions of Section 11.8(c).

      (c)  Arbitration of Contested Claims.  Each of Parent, Company and the Company Shareholders agree that any Contested Claim will be submitted for settlement to mandatory, final and binding arbitration in San Jose, California and, except as herein specifically stated in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions will govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this Section 11.8(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including reasonable attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

           (i) Payment of Costs. Parent on the one hand, and Company Shareholders (through the Representative), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the prevailing party and the party who is the non-prevailing party. The non-prevailing party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of the arbitrator and the administrative fee of the arbitration proceedings.

          (ii) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

          (iii) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

          (iv) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

          (v) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to the Representative and Parent, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Company Shareholders, the Representative and Parent, and will include an affirmative statement to such effect.

          (vi) Timing. The Representative, Parent and the arbitrator will conclude each arbitration pursuant to this Section 11.8 as promptly as possible for the Contested Claim being arbitrated.

         (vii) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

         (viii) Exclusive Remedy. Following the Effective Time, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement will be the sole and exclusive remedy of the parties for any Contested Claim made pursuant to Article 11.

ARTICLE 12
GENERAL PROVISIONS

    12.1  Governing Law.  The internal laws of the State of California, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto and issues involving the consummation and effects of the Merger.

    12.2  Assignment; Binding Upon Successors and Assigns.  Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. Any assignment in violation of this provision shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    12.3  Severability.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

    12.4  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

    12.5  Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

    12.6  Amendment and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section at any time before or after approval of this Agreement by the Company Shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

    12.7  Expenses.  Each party will bear its respective legal, auditors', investment bankers' and financial advisors' fees and other expenses paid or incurred with respect to this Agreement, the Merger and the transactions contemplated hereby ("Transaction Expenses"); provided, however, that if the Merger is successfully consummated, then Parent will pay (i) at Closing, provided an invoice is delivered to Parent two business days prior to Closing or (ii) otherwise promptly upon demand such Transaction Expenses incurred by Company up to and including $1,500,000 and Parent will thereafter be entitled to indemnification from the Escrow Funds in accordance with Section 11.2 for an amount equal to the amount by which such Transaction Expenses exceed $1,500,000 (such excess amount, "Excess Transaction Expenses") to the extent such Excess Transaction Expenses have not been deducted from the Initial Merger Consideration. Notwithstanding the foregoing, Parent and Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to any filings under the HSR Act.

    12.8  Attorneys' Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

    12.9  Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

    If to Parent:

      Adaptec, Inc.
      691 South Milpitas Boulevard
      Milpitas, California 95035
      Attention: Dana E. Miles
      Vice President and General Counsel Fax Number: 408-957-7137

    with a copy to:

      Fenwick & West LLP
      Two Palo Alto Square
      Palo Alto, California 94306
      Attention: Dennis DeBroeck
      Fax Number: 650-494-1417

    If to Company:

      Platys Communications, Inc.
      3150A Coronado Drive
      Santa Clara, California 95054
      Attention: Ramkumar Jayam
      Fax Number: 408-496-6997

    with a copy to:

      Brobeck, Phleger & Harrison LLP
      Two Embarcadero Place
      2200 Geng Road
      Palo Alto, California 94303
      Attention: John Montgomery
      Fax Number: 650-496-2885

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

    12.10  Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, such reference shall be to an Article of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    12.11  No Joint Venture.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.

    12.12  Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    12.13  Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or stockholder, partner or any party hereto or any other Person or entity unless specifically provided otherwise herein and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement; except that (i) Section 6.7 is intended to benefit the officers and directors of Company and (ii) Section 11 is intended to benefit the Indemnified Parties.

    12.14  Public Announcement.  Upon execution of this Agreement, Parent and Company will issue a press release approved by both parties announcing the Merger. Thereafter, Parent may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and Company will use commercially reasonable efforts to prevent any trading in Parent Common Stock by its officers, directors, employees, shareholders and agents. Neither Parent nor Company will make any disclosures regarding this Agreement or the Merger that would jeopardize Parent's ability to timely and lawfully issue the shares of Parent Common Stock in the Merger.

    12.15  Disclosure Letters.  The Company Disclosure Letter and the Parent Disclosure Letter each shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Articles 3 and 4, respectively, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered section in Articles 3 or 4, as applicable, and any other provision to which the relevance of such information would be apparent to a reasonable Person from the text of such disclosure and shall not be deemed to relate to or to qualify any other provision.

    12.16  Entire Agreement.  This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

    12.17  Waiver Of Jury Trial.  EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADAPTEC, INC.		PLATYS COMMUNICATIONS, INC.
By:	/s/ ROBERT L. SCHULTZ, JR.	By:	/s/ RAMKUMAR JAYAM

Name:	ROBERT L. SCHULTZ, JR.	Name:	RAMKUMAR JAYAM

Title:	CHIEF OPERATING OFFICER	Title:	PRESIDENT AND CEO

PINEHURST ACQUISITION CORPORATION
By:	/s/ ROBERT L. SCHULTZ, JR.

Name:	ROBERT L. SCHULTZ, JR.

Title:	CHIEF OPERATING OFFICER

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

LIST OF EXHIBITS

Exhibit A	Form of Agreement of Merger
Exhibit B	Form of Employment and Non-Competition Agreement
Exhibit C	List of Core Company Shareholders
Exhibit D	Form of Voting Agreement and Irrevocable Proxy
Exhibit E	List of Company Shareholders
Exhibit F	List of New Options
Exhibit G	Matters to be Covered in the Opinion of Fenwick & West LLP
Exhibit H	Matters to be Covered in the Opinion of Brobeck, Phleger & Harrison LLP
Exhibit I	Statement of Non-U.S. Real Property Holding Corporation Status pursuant to Treasury Regulation Section 1.897-2(h) and Certification of Non-Foreign Status
Exhibit J	Notice to the Internal Revenue Service pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2)

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
ARTICLE 1 CERTAIN DEFINITIONS
ARTICLE 2 THE MERGER
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
ARTICLE 5 PRE-CLOSING COVENANTS OF COMPANY
ARTICLE 6 PARENT AND SUB COVENANTS
ARTICLE 7 CLOSING MATTERS
ARTICLE 8 CONDITIONS TO OBLIGATIONS OF COMPANY
ARTICLE 9 CONDITIONS TO OBLIGATIONS OF PARENT
ARTICLE 10 TERMINATION OF AGREEMENT
ARTICLE 11 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS
ARTICLE 12 GENERAL PROVISIONS
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]
LIST OF EXHIBITS